Confidential information has been omitted from this Exhibit and filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2.
Exhibit 10.1
Big Stone II Power Plant
Participation Agreement
By And Among
CENTRAL MINNESOTA MUNICIPAL POWER AGENCY,
GREAT RIVER ENERGY,
HEARTLAND CONSUMERS POWER DISTRICT,
MONTANA-DAKOTA UTILITIES CO., A DIVISION OF MDU
RESOURCES GROUP, INC.,
OTTER TAIL CORPORATION dba OTTER TAIL POWER COMPANY,
SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY, AND
WESTERN MINNESOTA MUNICIPAL POWER AGENCY
As
Owners
JUNE 30, 2005

Participation Agreement	Page i
Big Stone II Power Plant	June 30, 2005

Participation Agreement	Page ii
Big Stone II Power Plant	June 30, 2005

Participation Agreement	Page iii
Big Stone II Power Plant	June 30, 2005

Participation Agreement	Page 1
Big Stone II Power Plant	June 30, 2005

Participation Agreement
     THIS PARTICIPATION AGREEMENT (the “Agreement”) is made as of June 30, 2005 (the “Effective Date”), by and among Central Minnesota Municipal Power Agency, an agency incorporated under the laws of Minnesota (“CMMPA”), Great River Energy, a cooperative corporation incorporated under the laws of Minnesota (“GRE”), Heartland Consumers Power District, a consumers power district formed and organized under the South Dakota Consumers Power District Law (Chapter 49-35 of the South Dakota Codified Laws) (“Heartland”), Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc., a corporation incorporated under the laws of the State of Delaware (“Montana-Dakota”), Otter Tail Corporation, a corporation incorporated under the laws of Minnesota, doing business as Otter Tail Power Company (“Otter Tail”), Southern Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota (“SMMPA”), and Western Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota (“WMMPA”) (each individually a “Party” and, collectively, the “Parties”).
RECITALS
     WHEREAS, Otter Tail, Montana-Dakota, and NorthWestern Corporation (formerly known as NorthWestern Public Service Company) dba NorthWestern Energy, a corporation incorporated under the laws of the State of Delaware (“NorthWestern”), own an undivided interest in one hundred percent (100%) of the existing 450 MW coal-fired electric generating plant located in Grant County, South Dakota known as the Big Stone Plant (“BSP I”) and have entered into that certain Big Stone I and Big Stone II Joint Facilities Agreement on October 3, 2002, as amended and supplemented, which gave Otter Tail the right to develop BSP II (as such term is defined below); and
     WHEREAS, on June 30, 2005, NorthWestern and the Parties are entering into the Joint Facilities Agreements (as such term is defined below), pursuant to which the Parties have obtained certain rights to acquire property and to investigate, design, and construct BSP II; and
     WHEREAS, each of the Parties has its own needs for additional electric generating capacity and believes that, when compared with the costs to design, construct and operate separate plants to satisfy their respective electric generating capacity requirements, significant economies of scale can be achieved through the joint construction and operation of a single plant capable of producing the additional generating capacity the Parties collectively require. Accordingly, the Parties have determined to proceed with the joint development, construction and operation of BSP II, to be operated for their mutual benefit, in accordance with the rights obtained pursuant to the Joint Facilities Agreements; and
     WHEREAS, each Party desires that the new plant be capable of utilizing domestic coal and achieving both lower fuel costs and environmental benefits of lower emissions through the use of a high efficiency supercritical power plant design and advanced emissions-control technologies; and

Participation Agreement	Page 2
Big Stone II Power Plant	June 30, 2005

     WHEREAS, the magnitude of the cost to develop, build and operate BSP II necessitates that the Parties share the related financial burdens associated therewith, and each Party has determined that the sharing and allocation of such costs and BSP II’s generating capacity can best be accomplished by acquiring, owning and managing the related property rights necessary to build, own and operate BSP II as tenants in common; and
     WHEREAS, each Party intends to rely on the capacity and electric energy generated by BSP II as part of its system planning and reliability obligations and to serve the needs of its current and future customers; and
     WHEREAS, this Agreement is made by the Parties to provide for their ownership as tenants in common of BSP II, and sets forth certain responsibilities and mechanisms for the design, construction, ownership, operation, maintenance and repair of BSP II.
     NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound by this Agreement, the Parties covenant and agree as follows:
AGREEMENTS
ARTICLE I
DEFINITIONS, RULES OF INTERPRETATION
     1.01 Rules of Construction. The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in Prudent Utility Practice (as such term is defined below). Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:
(a)	The masculine shall include the feminine and neuter.

(b)	References to “Articles,” “Sections,” “Schedules,” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of this Agreement.

(c)	This Agreement was negotiated and prepared by each of the Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

(d)	The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement.

Participation Agreement	Page 3
Big Stone II Power Plant	June 30, 2005

     1.02 Interpretation with 2005 Joint Facilities Agreement. The Parties, recognizing that they are also parties to the 2005 Joint Facilities Agreement with NorthWestern:
(a)	acknowledge that the terms of this Agreement are not binding upon NorthWestern; and

(b)	notwithstanding any other provision in this Agreement to the contrary, nothing in the Joint Facilities Agreements or the O&M Agreement shall alter or modify a Party’s rights, duties and obligations under this Agreement.
     1.03 Defined Terms. In addition to definitions appearing elsewhere in this Agreement, the following terms have the following meanings:
     2005 Joint Facilities Agreement: Shall mean that certain Big Stone I and Big Stone II 2005 Joint Facilities Agreement dated as of June 30, 2005 by and among the Parties and NorthWestern.
     Affiliate(s): Shall mean with respect to any Person:
(a)	any Person that directly or indirectly, controls or is controlled by or is under common control with such Person; or

(b)	any Person that beneficially owns or holds fifty percent (50%) or more of any class of voting securities of such Person or owns or holds fifty percent (50%) or more of an ownership interest (on a fully-diluted basis) in such Person.
For the purposes of this definition, “control,” “controlled by,” and “under common control with,” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing provisions, Operator and Owners (except with regard to Otter Tail) shall not be deemed to be Affiliates of each other and any Person that is otherwise an Affiliate of Operator shall not be deemed to be an Affiliate of Operator for purposes of this Agreement to the extent such Person is acting in its capacity as an Owner.
     Agreement: Shall mean this Agreement, as amended from time to time.
     Ancillary Services: Shall mean those services that can be supplied by the Plant that are necessary to support the transmission of Capacity and Energy from resources to loads while maintaining reliable operation of the Transmission System in accordance with Prudent Utility Practice. As of the Effective Date, Ancillary Services include Spinning Reserve Service, Supplemental Reserve Service, Reactive Supply and Voltage Control From Generating Sources Service, and Regulation and Frequency Response Service as such terms are defined by NERC: Spinning Reserve Service shall mean providing additional capacity from electricity generators that are on-line, loaded to less than their maximum output, and available to serve customer demand immediately should a contingency occur; Supplemental Reserve Service shall mean providing additional capacity from electricity generators that can be used to respond to a contingency within a short period, usually ten (10) minutes; Reactive Supply and Voltage Control From Generating Sources Service shall mean providing reactive supply through changes

Participation Agreement	Page 4
Big Stone II Power Plant	June 30, 2005

to generator reactive output to maintain transmission line voltage and facilitate electricity transfers; and Regulation and Frequency Response Service shall mean providing for following the moment-to-moment variations in the demand or supply in a control area and maintaining scheduled interconnection frequency.
     Applicable Law: Shall mean:
(a)	any and all laws, legislation, statutes, codes, acts, rules, regulations, ordinances, treaties or other similar legal requirements enacted, issued or promulgated by a Governmental Authority;

(b)	any and all orders, judgments, writs, decrees, injunctions, Governmental Approvals or other decisions of a Governmental Authority; and

(c)	any and all legally binding announcements, directives or published practices or interpretations, regarding any of the foregoing in (a) or (b) of this definition, enacted, issued or promulgated by a Governmental Authority;
to the extent, for each of the foregoing in (a), (b) and (c) of this definition, applicable to or binding upon (i) BSP II; (ii) a Party, its Affiliates, its members, it partners or their respective Representatives, to the extent any such Person is engaged in activities related to BSP II; or (iii) the property of a Party, its Affiliates, its members, its partners or their respective Representatives, to the extent such property is used in connection with BSP II or an activity related to BSP II.
     Blanket Easement Agreement: Shall mean that certain Easement Agreement dated as of June 30, 2005 by and among the Parties and NorthWestern.
     BSP I: Shall have the meaning given to such term in the recitals to this Agreement.
     BSP II or Plant: Shall mean the new, approximately 600 MW coal-fired electric generating plant to be located adjacent to BSP I, and owned jointly by the Parties.
     Capacity: Shall mean an electrical rating expressed in megawatts (MW).
     CMMPA: Shall have the meaning given to such term in the preamble to this Agreement.
     Commercial Operation: Shall mean that the Plant is operating and producing Capacity and Energy on a continuous basis, and is delivering such Energy to the Owners at the Interconnection Point in accordance with Prudent Utility Practice and Applicable Law.
     Commercial Operation Readiness: Shall mean such time as the Plant has been completed in accordance with the Plans and Specifications, has successfully completed construction and operational testing specified in the Construction Contracts, is able to operate and produce Capacity and Energy on a continuous basis, and is able to deliver such Energy to the Owners at the Interconnection Point in accordance with Prudent Utility Practices and applicable Law.

Participation Agreement	Page 5
Big Stone II Power Plant	June 30, 2005

     Committee: Shall mean any Committee established pursuant to this Agreement.
     Common Interconnection Facilities: Shall mean (i) the new interconnection facilities identified in the Interconnection Study, which have been determined and specified pursuant to Attachment X of the Midwest ISO Tariff to be required to physically and electrically interconnect the Plant to the Transmission System, and (ii) Contributing Owner Facilities pursuant to Section 2.04 of the Interconnection and Transmission Upgrade Allocation Agreement.
     Construction Contracts: Shall mean the contracts and agreements for the construction of the Plant, including any transmission or other Common Interconnection Facilities, that are duly authorized and executed, as provided herein.
     Contributing Owner Facilities: Shall have the meaning given to such term in Section 2.03 of the Interconnection and Transmission Upgrade Allocation Agreement.
     Coordination Committee: Shall mean the Committee established and maintained pursuant to Section 6.05.
     Decision Period: Shall have the meaning given to such term in Section 3.09(b)(ii)(A).
     Determination Rate: Shall have the meaning given to such term in Section 3.05(a).
     Dispute: Shall have the meaning given to such term in Article XIII.
     Double Majority: Shall mean a majority of the Coordination Committee members and not less than a majority of Ownership Shares (it being a requirement that, when an Owner votes its Ownership Shares, it must vote all of such Ownership Shares).
     Effective Date: Shall have the meaning given to such term in the preamble of this Agreement.
     Election Period: Shall have the meaning given to such term in Section 5.03(a)(ii).
     EMT: Shall have the meaning given to such term in Section 10.05.
     Energy: Shall mean electric energy having characteristics commonly known as three phase alternating current, with a nominal frequency of sixty (60) Hertz, a nominal voltage equivalent to that of Otter Tail’s or its successor’s Transmission System, and measured in kilowatt-hours (kWh) or megawatt-hours (MWh).
     Engineering and Operating Committee or E&O Committee: Shall mean the Committee established and maintained pursuant to Section 6.07.
     Event of Default: Shall have the meaning given to such term in Section 11.01.
     FERC: Shall mean the Federal Energy Regulatory Commission or any Governmental Authority which preceded or hereafter may succeed the Federal Energy Regulatory Commission.

Participation Agreement	Page 6
Big Stone II Power Plant	June 30, 2005

     FERC Accounts: Shall mean the Uniform System of Accounts prescribed by FERC for Public Utilities and Licensees (Class A and B Electric Utilities) as in effect from time to time.
     Financial Closing: Shall mean the date on which all of the Parties shall have consummated their respective Financing necessary to fund their share of the cost of the Plant, which consummation shall include, but not be limited to, the execution of all documentation required to consummate said Financing.
     Financing: Shall have the meaning given to such term in Section 7.11.
     Financing and Approval Deadline: Shall mean the deadline by which each Party shall have obtained all financing and regulatory approvals necessary for it to obtain its Financing and own its Ownership Interest in the Plant, which deadline shall be ninety (90) days after the Record of Decision for the Plant is issued by WAPA, subject to possible extension as described in Section 3.06(a).
     Financing Documents: Shall mean the loan agreements, credit agreements, notes, bonds, indentures, security agreements, lease financing agreements, mortgages, deeds of trust, interest rate exchanges, pledge agreements, swap agreements, letters of credit, resolutions and other documents evidencing, securing or otherwise relating to the development, bridge, construction and/or permanent debt financing or other extension(s) of credit for BSP II, including any credit enhancement, credit support, swaps, caps, floors, collars, hedging agreements, working capital financing, or refinancing documents, and any and all amendments, modifications, or supplements to the foregoing that may be entered into from time to time in connection with development, construction, ownership, leasing, operation or maintenance of BSP II.
     Fixed Fuel: Shall mean the equivalent hourly British Thermal units (BTU) input to the boilers at the Plant required to provide the Minimum Net Generation requirements of the Plant.
     Force Majeure Event: Shall mean a cause or event beyond the reasonable control of, and without the fault or negligence of the Party, including, without limitation, an emergency, act of God; flood, earthquake, hurricane, or tornado and the like; sabotage; vandalism beyond that which could reasonably be prevented by a Party; terrorism; war; riot; fire; explosion; blockade; insurrection; strike, slow down or labor disruption (even if such could be resolved by conceding to the demands of a labor group); and action or failure to take actions by any Governmental Authority after the Effective Date (including, without limitation, the adoption or change in any Law, but only if such actions or failures to take action prevent or delay performance; and the inability, despite due diligence, to obtain any licenses, permits, or approvals required by any Governmental Authority; provided, however, that the following shall not be Force Majeure Events:
(a)	the refusal of RUS to approve GRE’s participation in the Project;

(b)	the refusal of the MNPUC to approve Otter Tail’s integrated resource plan with respect to BSP II; or

Participation Agreement	Page 7
Big Stone II Power Plant	June 30, 2005

(c)	Owner’s failure to perform any obligation under this Agreement due to its inability to obtain an authorization or approval from a Governmental Authority where such Governmental Authority issuing the authorization or approval is also the Owner;
provided, however, that the occurrence of a Force Majeure Event shall not excuse or relieve a Party from any payment obligations hereunder.
     Fuel: Shall mean all types of fuel used in the operation of the Plant’s boilers, including, without limitation, coal and fuel oil.
     Governmental Approvals: Shall mean any material authorizations or permissions issued or granted by any Governmental Authority to BSP II, its Owners and their Affiliates in connection with any activity related to BSP II.
     Governmental Authority: Shall mean any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal; any independent system operator, regional transmission organization, reliability organization, or other regulatory body; in each case having jurisdiction over an Owner, the Project, BSP II, the Plant Site, or the Transmission System to which either Plant is interconnected.
     GRE: Shall have the meaning given to such term in the preamble to this Agreement.
     Heartland: Shall have the meaning given to such term in the preamble to this Agreement.
     Interconnection and Transmission Upgrade Allocation Agreement: Shall have the meaning given to such term in Section 10.01.
     Interconnection Study: Shall mean the Big Stone II Generator Interconnection Study performed by Otter Tail for the Midwest ISO dated November, 2004 prepared pursuant to Attachment X of the Midwest ISO open access transmission Tariff in connection with large generator interconnection request (MISO generator identification number G392) associated with the Project, and any amendments, supplements, subsequent studies, and interconnection agreement which may be issued pursuant to the aforementioned large generator interconnection request.
     Joint Facilities Agreements: Shall mean the 2005 Joint Facilities Agreement, the Option to Purchase Contract, and the Blanket Easement Agreement.
     Laws: Shall mean any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, tariffs, governmental agreements and governmental restrictions, whether now or hereafter in effect.

Participation Agreement	Page 8
Big Stone II Power Plant	June 30, 2005

     MAPP: Shall mean the Mid-Continent Area Power Pool or its successor.
     Materials and Supplies: Shall mean materials and supplies obtained for use in the operation, maintenance or repair of the Plant (exclusive of Fuel), the cost of which is charged to the applicable FERC Accounts.
     Midwest ISO or MISO: Shall mean the Midwest Independent Transmission System Operator, Inc., its successor, or any other applicable regional transmission organization.
     Midwest ISO Tariff: Shall mean the then effective Open Access Transmission Tariff of the MISO.
     Minimum Net Generation: Shall mean the lowest net load at which the Plant can reliably generate Energy on a continuous basis as determined by the Operator in accordance with the instructions from the Engineering and Operating Committee and in conformance with manufacturers’ warranties and Prudent Utility Practice; such Energy can be taken by any Owner in the form of Net Energy Generation, Ancillary Services, or a combination thereof, pursuant to this Agreement.
     Minimum Rating: Shall have the meaning given to such term in Section 7.10.
     MNPUC: Shall mean the Minnesota Public Utilities Commission or its successor.
     Montana-Dakota: Shall have the meaning given to such term in the preamble of this Agreement.
     NERC: Shall mean the North American Electric Reliability Council or its successor.
     Net Effective Generating Capacity: Shall mean the maximum continuous ability of the Plant to produce power (net of amounts needed for station use) as determined by the Operator, in accordance with instructions of the Engineering and Operating Committee, which level of power shall be the level above which the Plant should not be operated, except at the time of system peaks or during emergencies, in order to reduce maintenance and improve reliability.
     Net Energy Generation: Shall mean the Energy generated by the Plant that is available to the Owners at the Point of Interconnection.
     Network Resource: Shall mean a designated generating resource owned and operated to supply electricity to serve network load on a non-interruptible basis.
     Non-Transferring Owner: Shall have the meaning given to such term in Section 5.03(a).
     Non-Withdrawing Owner: Shall have the meaning given to such term in Section 3.09(b)(i).
     NorthWestern: Shall have the meaning given to such term in the recitals to this Agreement.

Participation Agreement	Page 9
Big Stone II Power Plant	June 30, 2005

     O&M Agreement: Shall mean the then effective Operation and Maintenance Services Agreement related to the operation and maintenance of the Plant.
     Operating Capacity: Shall mean the maximum ability of the Plant to produce power (net of amounts needed for station use) at any particular time as determined by the Operator in accordance with instructions from the Engineering and Operating Committee.
     Operating Capacity Entitlement: Shall mean the Capacity entitlement of each Owner that at any time shall equal the Operating Capacity multiplied by an Owner’s Ownership Share.
     Operating Plan and Budget: Shall mean the annual operating plan and operating budget for Phase IV developed and approved by the Engineering and Operating Committee.
     Operator: Shall mean the operator of the Plant pursuant to the O&M Agreement.
     Option to Purchase Contract: Shall mean that certain Option to Purchase Contract dated as of June 30, 2005 by and among the BSP I Owners and Otter Tail, as administrative agent for itself and the other BSP II Owners.
     Otter Tail: Shall have the meaning given to such term in the preamble to this Agreement.
     Owner Financing Plan: Shall have the meaning given to such term in Section 3.02.
     Owners: Shall mean the Parties to this Agreement and, thereafter, any permitted successors and assigns to the Parties’ rights, title and interests in the Plant Property.
     Ownership Share: Shall mean the undivided percentage ownership interest of a particular Owner in Plant Property as set forth on Exhibit B, as the same may be changed pursuant to this Agreement; provided, however, that solely for purposes of Section 3.09(b) and Section 5.03 it shall mean the percentage ownership of a particular Owner as set forth on Exhibit B-1, as the same may be changed pursuant to this Agreement.
     Party(ies): Shall have the meaning given to such term in the preamble to this Agreement.
     Performance Testing: Shall mean the acceptance tests, demonstration tests and/or performance tests set forth in the Construction Contracts or otherwise required by the Engineering and Operating Committee, to demonstrate that the Plant has been constructed in accordance with the Plans and Specifications and consistent with Prudent Utility Practice.
     Person: Shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint-stock company, a business trust, consumer power district, cooperative, unincorporated association, government or any subdivision thereof, or an organized group of individuals (whether incorporated or not), or a receiver, trustee or other liquidating agent of any of the foregoing in his capacity as such.
     Phase I: Shall mean the first phase of development of BSP II as defined in Section 3.01(a).

Participation Agreement	Page 10
Big Stone II Power Plant	June 30, 2005

     Phase II: Shall mean the second phase of development of BSP II as defined in Section 3.01(b).
     Phase III: Shall mean the third phase of development of BSP II as defined in Section 3.01(c).
     Phase IV: Shall mean the fourth phase of development of BSP II as defined in Section 3.01(d).
     Plans and Specifications: Shall mean the plans and specifications for the construction and design of the Plant, including the scope of work performed by any contractor under one or more of the Construction Contracts; all work drawings, engineering and construction schedules, project schedules, project monitoring systems, specifications status lists, material and procurement ledgers, drawings and drawing lists, manpower allocation documents, management and project procedures documents, project design criteria, and any other document referred to in the Construction Contracts, in each case as approved by the Operator.
     Plant Property: Shall have the meaning given to such term in Section 4.01.
     Plant Site: Shall mean the real property adjacent to BSP I on which the Plant is to be located, including the real property to be acquired pursuant to the Option to Purchase Contract and any and all easements, leases, licenses, option rights, rights-of-way and other rights used in connection with the Plant.
     Point of Interconnection: Shall mean the high-voltage terminals of the Plant generator step up transformer located at the Plant.
     Point of Physical Connection: Shall mean the physical and electrical interconnection between (i) the Common Interconnection Facilities or the Common Interconnection Facilities Upgrades and (ii) the Transmission System.
     Progress Payment: Shall mean an advance of Project Costs in an amount of Ten Million Dollars ($10,000,000) (and such additional amounts as determined by the Engineering and Operating Committee), which amounts are budgeted to complete Phase II and any additional amounts the Owners shall be obligated to pay on a proportional basis on the Effective Date, or as otherwise directed by the E&O Committee, and which amounts shall be deposited in the Trust Account to pay Project Costs as they arise.
     Project: Shall mean the undertaking of the Owners with respect to the development and construction of BSP II as set forth in Section 2.01.
     Project Agreements: Shall mean this Agreement, the Construction Contracts, the Joint Facilities Agreements, the O&M Agreement and every other contract or agreement relating to the development, construction, operation, maintenance or repair of the Plant or the Project.
     Project Budget: Shall mean the budget setting forth the Project Costs to be incurred for the Project during Phases II, III and IV, as developed and approved by the Engineering and Operating Committee.

Participation Agreement	Page 11
Big Stone II Power Plant	June 30, 2005

     Project Costs: Shall mean the aggregate of all costs and expenses of the Owners heretofore or hereafter incurred in respect of the Project, including, without limitation, the Progress Payment and the costs and expenses for the acquisition of Plant Property, costs of transmission delivery and interconnection studies performed by the Midwest ISO, transmission facility costs assigned to or otherwise borne by the Project, the construction of the Plant, and the operation, maintenance and repair of the Plant and other Plant Property, including, without limitation, renewals, replacements, additions and retirements in respect thereof (and including expenditures for Fuel to the extent provided in Section 7.07). Except as provided in this Agreement, expenses incurred by an Owner on account of its Ownership Share in Plant Property, including, without limitation, interest on its borrowed funds, its income, property, business and occupation and similar taxes, its internal overhead and administrative expenses, and fees and expenses of its independent certified public accountants, counsel and others providing it with professional or other services on account of such individual interest, shall be for the account of such Owner and shall not be Project Costs.
     Project Financing Plan: Shall have the meaning given to such term in Section 3.02.
     Proposed Purchaser: Shall have the meaning given to such term in Section 5.03(a).
     Prudent Utility Practice: Shall mean any of the practices, methods or acts required by Applicable Law, the National Electric Safety Code, MISO, the North American Electric Reliability Council, or the successors of any of them, whether or not a Party is a member thereof, or otherwise engaged in or approved by a significant portion of the utility electric generation industry during the relevant time period or any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the upper Midwest region.
     Record of Decision: Shall mean WAPA’s final record of its decision, published in the Federal Register, addressing how the findings of its Environmental Impact Statement, including consideration of alternatives, were incorporated into WAPA’s decision-making process and issued no earlier than the later of ninety (90) days after the issuance of a draft Environmental Impact Statement or thirty (30) days after the issuance of a final Environmental Impact Statement.
     Reference Rate: Shall mean (*) per megawatt hour.
     RUS: Shall mean the Rural Utilities Service of the United States Department of Agriculture or any successor thereof.
     SEC: Shall have the meaning given to such term in Section 7.10.
     SMMPA: Shall have the meaning given to such term in the preamble to this Agreement.

Participation Agreement	Page 12
Big Stone II Power Plant	June 30, 2005

     Term: Shall have the meaning given to such term in Section 14.01.
     Termination Date: Shall have the meaning given to such term in Section 14.01.
     Total Load Regulation: Shall have the meaning given to such term in Section 10.03(d).
     Total Operating Reserves: Shall have the meaning given to such term in Section 10.03(b).
     Transfer, Transferred or Transferring: Shall mean any actual, attempted, proposed or purported sale, assignment, conveyance, transfer, gift, exchange, mortgage, pledge, encumbrance (including, but not limited to, liens of any kind), hypothecation or grant of a security interest in or other disposition of an Owner’s Ownership Interest, whether voluntary or involuntary.
     Transferring Owner: Shall have the meaning given to such term in Section 5.03(a).
     Transferred Share: Shall have the meaning given to such term in Section 5.03(a).
     Transmission System: Shall mean the facilities that are used to provide transmission service necessary for any of the Owners to deliver the Energy from the Point of Physical Connection to their respective points of delivery. The Transmission System includes, but is not limited to, facilities, the operational control of which has been transferred to the Midwest ISO subject to FERC approval under Section 203 of the Federal Power Act.
     Trust Account: Shall mean the segregated interest-bearing trust account already established by the Operator on behalf of the Owners to provide for obligations with respect to the Project and the Plant.
     Trust Account Deposit(s): Shall have the meaning given to such term in the O&M Agreement.
     URGE Testing: Shall mean the MAPP reliability testing procedure established by the MAPP regional reliability committee (designated Uniform Rating of Generating Equipment) used to determine the Capacity, less self-supplied station power use, that the Plant could supply as accredited Capacity to the interconnected systems of the MAPP members.
     WAPA: Shall mean the Western Area Power Administration or any successor thereof.
     Willful Action: Shall mean any act or omission of an Owner (including an Owner acting as Operator) by or on its behalf, at the direction of its directors, a corporate officer, or in the case of the Operator, a Plant Manager (as defined in the O&M Agreement), in respect of the matter involved, which:
(a)	is knowingly or intentionally done or not done with conscious indifference to the consequences, or with the expectation that injury or damage to other Owners or any other Person would, or would be reasonably likely to, result therefrom; or

Participation Agreement	Page 13
Big Stone II Power Plant	June 30, 2005

(b)	is determined by final judgment or decree of a court having jurisdiction, to be a material default under any Project Agreement, and occurs or continues beyond the time specified in such judgment or decree for curing such default, or if no time to cure is specified therein, occurs or continues beyond a reasonable time to cure such default.
     Withdrawing Owner: Shall have the meaning given to such term in Section 3.09(b)(i).
     Withdrawn Share: Shall have the meaning given to such term in Section 3.09(b)(ii).
     WMMPA: Shall have the meaning given to such term in the preamble to this Agreement.
ARTICLE II
THE PROJECT
     2.01 Project. The Project shall consist of the following activities to be conducted during Phases I, II and III of the development of the Plant, as more fully described in Article III:
(a)	the acquisition of the Plant Site (including feasibility studies and testing), including, without limitation, the acquisition of all properties, easements, rights and public and private permits, licenses, orders and other authorizations necessary or desirable to provide access to the Plant Site by railroad and from public roads, to provide communications and other necessary utility services to the Plant Site, and to provide water of the quality and quantity required for the construction and operation of the Plant and allow discharge and/or storage of water and wastes from the Plant, and to enable in all other respects the construction, operation, maintenance and repair of the Plant and other Plant Property;

(b)	the design, construction, equipping and testing of the Plant on the Plant Site in preparation for Commercial Operation Readiness at a planned Capacity of approximately 600 MW, including the interconnection of the Plant to the Transmission System, including all related interconnection and transmission upgrades;

(c)	the arrangements for the supply of Fuel, or such substantial portion thereof as the Owners deem advisable, and for the delivery thereof to the Plant, as is necessary to test the Plant and to ensure operating of the Plant at Net Available Capacity thereafter during the Term;

(d)	the selection and training of the initial staff needed to test and operate the Plant;

(e)	the procurement of all Materials and Supplies (including an appropriate supply of spare parts) necessary to conduct Performance Testing and thereafter commence the Commercial Operation of the Plant;

(f)	coordination with BSP I and the owners thereof as contemplated in the Joint Facilities Agreements; and

Participation Agreement	Page 14
Big Stone II Power Plant	June 30, 2005

(g)	all matters incidental to the foregoing, which, consistent with Prudent Utility Practice, should be done to prepare the Plant for Commercial Operation.
     2.02 Owners’ Commitment. Each of the Parties, as the initial Owners, for itself and its successors and permitted assigns which may hereafter become Owners, shall carry out the Project in accordance with this Agreement. The Owners shall cause the Plant to be operated for the benefit of the Owners.
     2.03 Ratification and Acceptance of Phase I Activities. Each Party hereby ratifies and accepts each of the Phase I activities carried out by the Parties, whether individually or collectively, relating to the Project prior to the Effective Date.
ARTICLE III
DEVELOPMENT, FINANCING AND WITHDRAWAL
     3.01 Development Phases. The Owners, pursuant to the Project Agreements, shall develop the Plant in four (4) phases, as follows:
(a)	“Phase I” shall consist of all development activities undertaken by the Owners, individually or collectively, relating to the Project prior to the Effective Date.

(b)	“Phase II” shall consist of due diligence, preparation for Financial Closing, design and engineering work, negotiation of the Construction Contracts and the other Project Agreements and other necessary activities on the Effective Date and continuing until one (1) day prior to the later of the date of Financial Closing or the date of execution of the Construction Contracts.

During Phase II, to the extent not completed as of the Effective Date, the Owners, acting through the Engineering and Operating Committee, shall conclude all plans and preparations necessary for development and financing of the Project, including, but not limited to (i) the preparation of a development plan, Owner Financing Plan, Project Financing Plan, construction schedule and Project Budget, (ii) the preparation and negotiation of the Project Agreements, (iii) the application for, and acquisition of, such permits and other Governmental Approvals as are necessary for the development and construction of the Plant, and (iv) completion of all documentation and other preparations required for Financial Closing and execution and delivery of Construction Contracts.

(c)	“Phase III” shall consist of the construction, Performance Testing and start-up of the Plant. Phase III shall commence on the later of the date of Financial Closing or the date of execution of the Construction Contracts, and shall end one (1) day prior to the date the Plant commences Commercial Operation.

During Phase III, the Owners, acting through the Engineering and Operating Committee, shall complete Financial Closing (if not previously completed), execute Construction Contracts (if not previously executed), cause construction, Performance Testing and start-up of the Plant to occur, prepare for

Participation Agreement	Page 15
Big Stone II Power Plant	June 30, 2005

commencement of Commercial Operation (including the training and hiring of necessary operating staff) and obtaining any permits or Governmental Approvals not previously obtained that are required for the operation of the Plant.

(d)	“Phase IV” shall consist of the Commercial Operation of the Plant, which phase shall commence on the date the Plant commences Commercial Operation and end on the Termination Date.

During Phase IV, the Owners, acting through the Engineering and Operating Committee, shall operate and maintain the Plant in accordance with Prudent Utility Practices and the Project Agreements. Subject to oversight by the Engineering and Operating Committee, the obligations of the Owners during Phase IV shall be carried out by the Operator in accordance with, and to the extent set forth in, the O&M Agreement.
     3.02 Financing Plan.
(a)	On or before the Effective Date, each Owner shall confirm that it has delivered to each of the other Owners a plan detailing how it will obtain all financing and regulatory approvals necessary for it to obtain its Financing and own its undivided interest in the Plant (each such plan, an “Owner Financing Plan”). A copy of each Owner Financing Plan is attached hereto as Schedule 3.02(a).

(b)	On or before the date that is six (6) months after the Effective Date, the Owners will collectively develop a final plan for the financing of the Project (the “Project Financing Plan”), taking into account the Owner Financing Plans provided by each of the Owners and any special financing benefits or restrictions. The Project Financing Plan will provide for the coordination among the Owners’ lenders and set forth in detail the Financing Documents that will be required for Financial Closing.
     3.03 Financing Obligations.
(a)	Attached hereto as Schedule 3.03(a) each Owner has described (i) all real and/or personal property held by such Owner as of the Effective Date that is intended to be Plant Property, including, but not limited to, interests in the Joint Facilities Agreements and the work product resulting from development activities undertaken during Phase I relating to the Project, but excluding Contributing Owner Facilities, and (ii) all Project Costs incurred by such Owner prior to the Effective Date, including, but not limited to, the costs to acquire the real and/or personal property and interests listed on Schedule 3.03(a).

(b)	On the Effective Date:
(i)	each Owner that has incurred Project Costs prior to the Effective Date as listed in Schedule 3.03(a) shall be reimbursed by the other Owners in

Participation Agreement	Page 16
Big Stone II Power Plant	June 30, 2005

proportion to their respective Ownership Shares, to the extent not previously reimbursed;

(ii)	to the extent reimbursement has been provided to the Owner as described in Section 3.03(b)(i), each Owner’s interest in its work product resulting from development activities undertaken prior to the Effective Date (other than its interests in personal property, real property and the Joint Facilities Agreements) as identified in Schedule 3.03(a), shall be transferred to and vest in the Owners as tenants in common in proportion to their respective Ownership Shares and each Owner transferring such property shall cause it to be transferred; and

(iii)	each Owner shall pay into the Trust Account its proportionate share, based on Ownership Share, of the Progress Payment to finance the development of the Project until the Financial Closing.
(c)	At least thirty (30) days before the date of the Financial Closing, each Owner shall amend its disclosures in Schedule 3.03(a) to reflect (i) any additional real and/or personal property held by such Owner that is intended to be Plant Property and that has not been previously transferred to the Owners as tenants in common, including, but not limited to, interests in the Joint Facilities Agreements and the work product resulting from development activities undertaken during Phase II relating to the Project, and (ii) all reasonable and documented Project Costs incurred by such Owner during Phase II, including, but not limited to, the costs to acquire the additional real and/or personal property listed on Schedule 3.03(a).

(d)	On the date of Financial Closing,
(i)	each Owner that has incurred Project Costs prior to the Financial Closing as listed in amended Schedule 3.03(a) shall be reimbursed by the other Owners in proportion to their respective Ownership Shares in accordance with Section 4.02, to the extent not previously reimbursed;

(ii)	to the extent not previously transferred, each Owner’s title to, or other property interest in all property and rights resulting from development activities undertaken prior to the Financial Closing (including, but not limited to, its interests in personal property, real property (including any rights necessary to exercise any options for real property) and the Joint Facilities Agreements) as identified in Schedule 3.03(a), but excluding Contributing Owner Facilities, shall vest in the Owners as tenants in common in proportion to their respective Ownership Shares in accordance with Section 4.02; and

(iii)	each Owner shall deliver its cash or binding financial obligation of a well-known financial institution to finance its Ownership Share and to fund its share of the balance of the Project Costs through the completion of construction and the commencement of Commercial Operation. Each

Participation Agreement	Page 17
Big Stone II Power Plant	June 30, 2005

Owner shall provide to the Engineering and Operating Committee and the other Owners such customary documents, including reasonable and customary legal opinions, consents to assignment and certificates as may be requested with respect to the financing of the Project and shall use its best efforts to cause its Lenders to enter into any intercreditor or similar documents as are customary in transactions of this nature.
(e)	To the extent not otherwise specifically provided in any Project Agreement or other written agreement among the Owners, (i) any additional real and/or personal property or interests therein acquired after the Financial Closing intended to be Plant Property shall be acquired by the Owners, acting through the Engineering and Operating Committee, as tenants in common with undivided interests equal to their respective Ownership Shares and (ii) all Project Costs and other liabilities or obligations incurred with respect to the Project during Phase III shall be the responsibility and obligation of the Owners in proportion to their respective Ownership Shares.
     3.04 General Prohibition on Withdrawal. Except as specifically provided herein, an Owner may not terminate its participation in and withdraw from the Project.
     3.05 Withdrawal Rights as a Result of (*).
(a)	On June 20, 2006, the E&O Committee shall determine (*) (the “Determination Rate”), using the same methodology used in determining the Reference Rate, as detailed on Schedule 3.05(a) hereof, and which determination shall include only those anticipated costs properly authorized under this Agreement.

(b)	(*), then the Owners, acting through the Coordination Committee, shall meet on June 30, 2006 and shall take the following vote:
(i)	If a Double Majority approves the continuation of the Project, then any Owner who did not vote to continue the Project may withdraw from the Project, so long as it: (A) provides written notice to the other Owners of its withdrawal within seven (7) days of the vote, and (B) deposits into the Trust Account on or before July 31, 2006, a payment equal to (*) per kilowatt multiplied by that Owner’s Ownership Share. An Owner who properly withdraws under this Section 3.05(b)(i) shall have no other obligations under this Agreement, except as required under Section 3.08. (*) If both Montana-Dakota and Otter Tail withdraw from the Project under this Section 3.05(b)(i), any of the Progress Payments paid by Montana-Dakota and Otter Tail prior to withdrawal under this Section 3.05(b)(i) that are not needed to pay Project Costs incurred prior to withdrawal under Section 3.05(b)(i) shall remain Plant Property and

Participation Agreement	Page 18
Big Stone II Power Plant	June 30, 2005

Montana-Dakota and Otter Tail shall have no claim to such Progress Payments. In the event that the Progress Payments paid by Montana-Dakota and Otter Tail prior to withdrawal under this Section 3.05(b)(i) are not sufficient to pay Montana-Dakota’s and Otter Tail’s respective shares of Project Costs incurred prior to withdrawal under this Section 3.05(b)(i), Montana-Dakota and Otter Tail shall pay into the Trust Account their respective amounts of the shortfall. Any such payments required of Montana-Dakota and Otter Tail shall be made within five (5) business days after the amount of the shortfall is determined.

(ii)	If a Double Majority does not approve the continuation of the Project, then those Owners who wish to withdraw from the Project may do so by providing written notice to the other Owners of their withdrawal within seven (7) days of the vote, and shall have no other obligations under this Agreement, except as required under Section 3.08; provided, however, that notwithstanding the lack of Double Majority approval to continue the Project, those Owners who do not withdraw from the Project may continue the Project under the Project Agreements as long as either Montana-Dakota or Otter Tail has not withdrawn from the Project. If Montana-Dakota and Otter Tail both withdraw from the Project pursuant to this Section 3.05(b)(ii), then the Project shall be wound up as provided for in Section 14.02 of this Agreement.
     3.06 Limited Withdrawal Rights of GRE, Otter Tail and Other Owners. GRE shall use its best efforts to obtain on or prior to the Financing and Approval Deadline the approval by RUS of GRE’s participation in the Project, as required pursuant to GRE’s mortgage with RUS. Otter Tail shall use its best efforts to obtain on or prior to the Financing and Approval Deadline the approval by MNPUC of Otter Tail’s integrated resource plan with respect to BSP II, which approval shall include authorization for Otter Tail to participate in the Project (*). GRE and Otter Tail shall provide written reports to the Owners regarding their progress in obtaining their required approvals and copies of all submissions to and responses from RUS and MNPUC, respectively. Notwithstanding the general prohibition on withdrawal set forth in Section 3.04:
(a)	GRE and Otter Tail may withdraw from the Project if they do not obtain their required approvals described above by giving written notice of withdrawal to the other Owners at least five (5) business days prior to the Financing and Approval Deadline. The withdrawal shall be effective as of the date of such notice. If such notice is given, then the Financing and Approval Deadline for the non-withdrawing Owners shall automatically be extended by sixty (60) days.

(b)	In the event GRE withdraws pursuant to Section 3.06(a), any other Owner may, for a period of thirty (30) days after GRE gives its notice of withdrawal, also withdraw from the Project by giving written notice to the other Owners. The withdrawal shall be effective as of the date of the withdrawing Owner’s written notice.

Participation Agreement	Page 19
Big Stone II Power Plant	June 30, 2005

     3.07 Obligations of an Owner That Withdraws Pursuant to Section 3.06. In the event an Owner withdraws pursuant to Section 3.06, all Progress Payments paid by the withdrawing Owner prior to withdrawal shall be used to pay the withdrawing Owner’s share of Project Costs incurred prior to withdrawal. Any of the Progress Payments paid by the withdrawing Owner prior to withdrawal that are not needed to pay Project Costs incurred prior to withdrawal shall remain Plant Property and the withdrawing Owner shall have no claim to such Progress Payments. In the event that the Progress Payments paid by the withdrawing Owner prior to withdrawal are not sufficient to pay the withdrawing Owner’s share of Project Costs incurred prior to withdrawal, the withdrawing Owner shall pay into the Trust Account the amount of the shortfall. The withdrawing Owner’s payment shall be made within five (5) business days after the amount of the shortfall is determined. Notwithstanding the foregoing, in the event that the non-withdrawing Owners elect to discontinue the Project, either (i) as a result of one or more withdrawals pursuant to Section 3.06, or (ii) at any time within six (6) months after any such withdrawal, a withdrawing Owner shall not have any liability or obligation pursuant to this Section 3.07, and the Owners shall wind up the Project and contribute to Project Costs as provided in other provisions of this Agreement.
     3.08 General Obligations of a Withdrawing Owner. In the event any Owner withdraws and terminates its participation in the Project as permitted under this Agreement or otherwise, the withdrawing Owner shall immediately:
(a)	transfer to the remaining Owners all rights it has under the Project Agreements;

(b)	transfer to the remaining Owners all rights it has to Plant Property, including, but not limited to, any amounts on deposit in the Trust Account and any previous paid Progress Payments;

(c)	with the exception of Contributing Owner Facilities, transfer to the remaining Owners any and all other rights, interests or property, whether real, personal, tangible or intangible or otherwise, relating in any way to the Project, the Plant, the Plant Site or otherwise;

(d)	to the extent not previously paid, pay its proportion (based upon its Ownership Share prior to termination) of Project Costs incurred through the withdrawal date; and

(e)	to the extent not previously paid, pay its proportion (based upon its Ownership Share prior to termination) of Project Costs incurred after the date of its withdrawal, provided such Project Costs relate to obligations created prior to the date of its withdrawal, and provided the remaining Owners are unable to mitigate those Project Costs with reasonable effort and minimal impact upon their ability to continue with the Project; provided, however that this Section 3.08(e) shall not apply to a withdrawal pursuant to Section 3.06.
     In the event that an Owner withdraws and/or otherwise terminates its participation in the Project for any reason, then said Owner, by its signature below, hereby appoints each of the remaining Owners its true and lawful agents and attorneys-in-fact to effect any of the foregoing

Participation Agreement	Page 20
Big Stone II Power Plant	June 30, 2005

obligations of this Section 3.08(a)-(e), Section 3.09 and otherwise with respect to the withdrawing Owner’s obligations under any of the Project Agreements or any other obligation thereof with respect to the Plant, the Project, the Plan Site or otherwise.
     3.09 Reallocation of Ownership Shares.
(a)	If Otter Tail and/or GRE withdraws from the Project pursuant to Section 3.06, then their rights that are forfeited, property transferred and money paid by either or both, as applicable, shall be transferred or allocated to all remaining Owners in proportion to their respective Ownership Shares (and such Ownership Shares shall be re-calculated without the withdrawing Owner’s Ownership Share). Notwithstanding anything in this Agreement to the contrary, if Otter Tail withdraws pursuant to Section 3.06 then, unless another owner of BSP I shall be a participant in the Project as an Owner, Otter Tail shall retain ownership of any real property rights it has in the Plant Site and any such rights previously transferred by Otter Tail to the Owners shall be returned to Otter Tail.

(b)	If an Owner withdraws from the Project pursuant to Section 3.05(b), and either Montana-Dakota or Otter Tail (or both) have not withdrawn, then:
(i)	After such withdrawal, the E&O Committee shall promptly meet and determine whether the non-withdrawing Owners (collectively, for purposes of this Section 3.09(b), the “Non-Withdrawing Owners”) are able to unanimously agree as to the reallocation of the withdrawing Owner’s (each, a “Withdrawing Owner” and collectively, the “Withdrawing Owners”) Ownership Shares without completing the reallocation process in Section 3.09(b)(ii). Withdrawing Owners may not participate in such determination by the E&O Committee, or any other decision of the E&O Committee under this Section 3.09(b).

(ii)	If the E&O Committee is unable to unanimously agree as to the reallocation of a Withdrawing Owner’s Ownership Shares (the “Withdrawn Share”) pursuant to Section 3.09(b)(i), then the Withdrawn Share shall be offered to each of the Non-Withdrawing Owners according to the following reallocation process:
(A)	The reallocation process shall occur within a sixty (60) day period, which period shall begin on the date after the E&O Committee has met as required under Section 3.09(b)(i) (the “Decision Period”). The reallocation process shall be administered by or at the direction of the E&O Committee, which shall have the authority and discretion to set the deadlines therefor, subject at all times to the requirement that the reallocation process be completed within the Decision Period.

(B)	Each Non-Withdrawing Owner shall promptly inform all other Non-Withdrawing Owners in writing whether it intends to accept

Participation Agreement	Page 21
Big Stone II Power Plant	June 30, 2005

reallocation of its ratable share of the Withdrawn Share. If any Non-Withdrawing Owner does not intend to accept its ratable share of the Withdrawn Share, then those Non-Withdrawing Owners that have elected to accept reallocation of their ratable share of the Withdrawn Share shall again have the opportunity to elect to accept reallocation of their ratable share of the unaccepted Withdrawn Share. This process shall continue until either (1) the Non-Withdrawing Owners have elected to accept reallocation of the entire Withdrawn Share, or (2) all Non-Withdrawing Owners have elected to not accept some amount of the Withdrawn Share.

(C)	If some amount of the Withdrawn Share remains unallocated by the earlier of the end of the process described in Section 3.09(b)(ii)(B) and the end of the Decision Period, then the E&O Committee shall meet to (1) determine if one or more of the Non-Withdrawing Owners will accept the unallocated Withdrawn Share, (2) reduce the size of the Project, or (3) wind up the Project as provided in Section 14.02(b) of this Agreement.
     3.10 Termination for Failure to Obtain Financing Approvals. If any Owner has not obtained all approvals necessary for it to finance and own its Ownership Share by the Financing and Approval Deadline, then all of the Owners who have obtained all such necessary approvals shall unanimously decide whether to either (i) extend the Financing and Approval Deadline, (ii) remove the Owner(s) who have not obtained such approvals and proceed with the Project, or (iii) terminate and wind up the Project. If all remaining Owners (which must include either Montana-Dakota or Otter Tail) have not obtained all approvals necessary to finance and own their Ownership Shares by the date that is twelve (12) months after the Financing and Approval Deadline, then this Agreement shall terminate and the Project shall be wound up in accordance with Article XIV unless the remaining Owners (which must include either Montana- Dakota or Otter Tail) shall have unanimously voted to extend this Agreement and continue with the Project.
ARTICLE IV
OWNERSHIP
     4.01 Plant Property. Plant Property shall consist of the Plant and of all other property (real, personal or fixtures; tangible and intangible) identified on Schedule 3.03(a), as such may be amended from time to time or acquired thereafter (either directly in the names of the Owners as tenants in common in accordance with this Agreement or indirectly for their account by any Owner, agent (including, but not limited to, the Operator), nominee, contractor or subcontractor) for exclusive use or consumption in connection with the construction, operation, maintenance or repair of the Plant, including, but not limited to, the following:
(a)	the Project Site, including all land and interests in land not a part of such site but intended for exclusive use in connection with the construction, operation, maintenance or repair of the Plant, as from time to time located or contemplated;

Participation Agreement	Page 22
Big Stone II Power Plant	June 30, 2005

(b)	all public and private permits, licenses, orders and other authorizations issued or obtained in connection with the construction, operation, maintenance or repair of the Plant or other Plant Property;

(c)	all materials, parts and component equipment acquired for incorporation or installation in the Plant or other Plant Property, either in the initial construction thereof or as subsequent additions or betterments thereto or replacements thereof, and all tools and construction equipment acquired for use or consumption exclusively in connection with the construction, operation, maintenance or repair of the Plant or other Plant Property;

(d)	all products and byproducts produced from Plant Property;

(e)	all railroad equipment, vehicles, tools, office and other equipment and furnishings, Fuel and any other fuel supplies, spare parts, other Materials and Supplies and all other materials and supplies, whether to be located in the Plant or on the Plant Site or off-site, which are intended for exclusive use in connection with the construction, operation, maintenance or repair of the Plant or other Plant Property; and

(f)	all contracts regarding the Plant and all options and contract rights to acquire any of the foregoing Plant Property.
     4.02 Title. It is the intent of the Parties that the Owners own all Plant Property as tenants in common, in proportion to the respective Ownership Share of each Owner. No instruments by which title or other property interest in any Plant Property is acquired by the Owners, or by which the title or other property interest of the Owners in any Plant Property is evidenced, shall contain any provisions inconsistent with the intent of the preceding sentence.
     4.03 Waiver of Partition Rights. No Owner shall resort to any action at law or in equity to partition the Plant, the Plant Site, the Plant Property or the Project Agreements (either by partition in kind or by the sale of the subject property and division of the proceeds), and each Owner hereby expressly waives the benefit of all Laws that may now or hereafter authorize such partition for a term that is coterminous with the term of this Agreement or for such lesser period as may be required by Applicable Law.
     4.04 Right of Possession. No Owner shall lease or otherwise grant to another Person the right of possession as to any of the Plant Property, separate and apart from ownership of title to such property, without the prior written consent of all the other Owners.
     4.05 Transfer of Title. As soon as practicable, but no later than the Financial Closing, each Owner shall execute, deliver, record and file, as necessary, bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, to vest in the other Owners as tenants in common all the right, title and interest of that Owner in, to or under any or all of the property intended to be Plant Property and take all steps to put all Owners in actual possession and control of all the property intended to be Plant Property. From time to time following the Financial Closing, each Owner shall execute, deliver, record and

Participation Agreement	Page 23
Big Stone II Power Plant	June 30, 2005

file such other instruments of conveyance and transfer as the other Owners may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, all Owners and put all Owners in possession of, any part of the Plant Property, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Plant Property (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Financial Closing, to cooperate with all Owners at all Owners’ request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to all Owners the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its best efforts jointly with all Owners to secure to all Owners the benefits thereof in some other manner. All real property to be transferred hereunder shall be transferred such that only the covenants of marketable title and quiet enjoyment are required to be contained therein. This provision shall survive the termination or expiration of this Agreement.
ARTICLE V
DISPOSITION OF OWNERSHIP INTERESTS
     5.01 General Prohibition on Transfers of Ownership Interests. A Party’s Ownership Interest in this Agreement and Plant Property may only be Transferred to another Person as permitted under this Agreement; provided, however, that in no event, may an Owner own an Ownership Interest consisting of less than a (*) megawatt share of the Plant’s Capacity. Any Party acquiring an ownership interest in this Agreement or Plant Property pursuant to a permitted transfer, shall take such ownership interest subject in all respects to the terms and conditions of this Agreement, including, but not limited to, the assurances of creditworthiness set forth in Section 7.10. Any attempted Transfer by an Owner other than in accordance with the terms and conditions of this Agreement shall be, and is hereby declared, null and void ab initio.
     5.02 Acts or Circumstance Not Deemed Transfers. The following shall not, under any circumstances, be deemed Transfers, as such term is defined herein, and are not subject to the general prohibition on Transfers of Section 5.01 and, accordingly, are permitted, provided that any terms and conditions contained in the following are complied with:
(a)	subject to the right of first refusal provisions of this Agreement, the sale by any Owner of all or part of its Ownership Share of the Plant Property or any part thereof if made by a trustee, mortgagee or other secured party as a remedy for a default under such encumbrance; provided that the transferee must agree to be bound by the terms of this Agreement and to perform the obligations of an Owner hereunder;

(b)	the transfer of the title of any Owner to all of its Ownership Share of the Plant Property as an incident to a sale, merger or other transfer of all or substantially all of such Owner’s assets as an entirety or of all or substantially all of such Owner’s assets used in its electric utility business, as an entirety;

(c)	liens for taxes not yet due, or non-material liens for taxes or material liens for taxes which are being reasonably contested;

Participation Agreement	Page 24
Big Stone II Power Plant	June 30, 2005

(d)	liens incurred in the ordinary course of business and not in connection with the borrowing of money, including, without limitation, liens incidental to the operation and maintenance of the Plant, liens in connection with construction improvements in compliance with any Project Documents or otherwise, liens in connection with an Owner’s maintenance of bank accounts, workers’ compensation, unemployment insurance and other types of social security, surety and appeal bonds, bids, and performance bonds (provided any of the foregoing liens that are material are being contested and adequate reserves are maintained with respect thereto);

(e)	the pledge or granting a security interest in, or assigning as collateral, all or any portion of an Ownership Share or the Plant Property or an Owner’s interest in this Agreement in order to obtain Financing. Any Person receiving such an interest in connection with a default by an Owner on its Financing shall be required to assume and become obligated to perform all of the obligations of Owner at such time as that Person including, without limitation, (i) perform any of that Owner’s obligations then outstanding with respect to the foregoing, (ii) cure any monetary defaults of such Owner and any non-monetary defaults that are reasonably capable of being performed by such Person, and (iii) be deemed to have assumed and become obligated to perform the obligations of such Owner thereafter arising under this Agreement in respect of such property; provided that the transferee must agree to be bound by the terms of this Agreement and to perform the obligations of an Owner hereunder;

(f)	the transfer of the title of any Owner to all or any part of its Ownership Share of the Plant Property to an Affiliate; provided, however, that any such Affiliate must satisfy the creditworthiness assurances set forth in Section 7.10; and

(g)	any necessary reallocation of Ownership Shares as a result of a decision by certain Owners to continue the Project under Section 3.05(b).
     5.03 Right of First Refusal. Notwithstanding anything in this Agreement to the contrary, an Owner may Transfer all or a portion of its Ownership Share (subject in all respects to the requirement that no Owner may own an Ownership Share consisting of less than a (*) megawatt share of the Plant’s Capacity) provided that such Owner complies in all respects with the right of first refusal process contained in this Section 5.03.
(a)	If any Owner (the “Transferring Owner”) desires to transfer all or any part of its Ownership Share pursuant to a bona fide written offer from a third party including, without limitation, another Owner (the “Proposed Purchaser”), the Transferring Owner shall first offer the proportion of its Ownership Share that it desires to Transfer (the “Transferred Share”) to each of the other Owners (collectively, for purposes of this Section 5.03, the “Non-Transferring Owners”) according to the following procedure:
(i)	The Transferring Owner shall notify the Non-Transferring Owners of its intention to Transfer the Transferred Share and furnish the Non-

Participation Agreement	Page 25
Big Stone II Power Plant	June 30, 2005

Transferring Owners with a copy of the bona fide written offer signed by the Proposed Purchaser setting forth, in reasonable detail, the price, terms and conditions (including, without limitation, the source and terms of any financing) of the proposed Transfer. To be a bona fide offer, such offer must be for all cash and the Proposed Purchaser must satisfy the creditworthiness assurances set forth in Section 7.10.

(ii)	The right of first refusal process (including the closing of any transactions thereunder) shall occur within a one hundred eighty (180) day period, which period shall begin on the date the Transferring Owner provides the Non-Transferring Owners with a copy of the bona fide written offer pursuant to Section 5.03(a)(ii) (the “Election Period”). The right of first refusal process shall be administered by or at the direction of the E&O Committee, which shall have the authority and discretion to set the deadlines therefor, subject at all times to the requirement that the process be completed within the Election Period. Non-Transferring Owners who elect to purchase any portion of the Transferred Share must do so on all of the same terms and conditions as are set forth in the Proposed Purchaser’s bona fide offer to the Transferring Owner. Notwithstanding anything to the contrary in this Section 5.03, the Non-Transferring Owners, or one of them, must collectively purchase the entire Transferred Share in order to validly exercise the right of first refusal.

(iii)	Each Owner shall promptly inform the Transferring Owner in writing whether it intends to purchase its ratable share of the Transferred Share. If any Non-Transferring Owner does not elect to purchase its ratable share of the Transferred Share, then those Owners who have elected to purchase their ratable share of the Transferred Share shall again have the opportunity to elect to purchase their ratable share (vis-à-vis those Owners who elected to participate in the initial round). This process shall continue until either (A) the Non-Transferring Owners have elected to purchase the entire Transferred Share, or (B) the Non-Transferring Owners have not elected to purchase the entire Transferred Share.

(iv)	If the Non-Transferring Owners have not elected to purchase the entire Transferred Share, the Transferring Owner shall be entitled, for a period ninety (90) days after the end of the Election Period, to complete the transfer of the Transferred Share to the Proposed Purchaser, in all respects pursuant to the terms of its bona fide written offer; provided, however, that no such sale may occur unless the Proposed Purchaser shall have agreed, in writing, to be bound by all of the terms of this Agreement and any other Project Agreements to which all other Owners are parties.

(v)	If the sale of the Transferred Share is not completed within said ninety (90) day period, the Transferred Share may not be Transferred without again complying with the requirements of this Section 5.03.

Participation Agreement	Page 26
Big Stone II Power Plant	June 30, 2005

     5.04 Covenants Run With Land. The provisions of this Agreement, including, without limitation, the right of first refusal provisions contained in Section 5.03, shall constitute covenants running with the land as to the interests in real property which are made subject hereto and shall bind each Owner and their successors and assigns.
ARTICLE VI
PROJECT AND PLANT MANAGEMENT
     6.01 Management by Committee. The Owners’ rights and obligations with respect to the Plant, the Project and Plant Property shall be managed by the Owners acting through a Coordination Committee and an Engineering and Operating Committee established and maintained during the Term in accordance with this Article VI. The Coordination Committee and the Engineering and Operating Committee, from time to time, may establish and maintain such additional Committees as they deem advisable, but in no event may any such additional Committees have powers greater than those of the Committee that created such additional Committee.
     6.02 Composition of Committees. Each Owner shall have a natural Person designated to act as its primary representative on each Committee and a natural Person designated as an alternate who will act as its representative when the primary representative is unavailable. Each Owner shall notify the other Owners of its initial designations and of each subsequent change in the identity of the natural Persons who will serve as its primary representative and alternate representative, respectively, on each Committee, and with reasonable promptness shall fill vacancies in such positions as they occur. Each Owner shall designate, as soon as practicable, its primary representatives and alternative representatives on the Coordination Committee and the Engineering and Operating Committee, and such other Committees as the Owners may from time to time establish. Each Owner may change its primary representative and alternative representative by providing written notice of such change to every other Owner. An Owner may, but need not, appoint the same representative to serve as its representative on multiple Committees.
     6.03 Authority of Representatives to Act on Behalf of Owner.
(a)	The primary representative and alternative representative of any Owner on any Committee shall be deemed for all purposes to be duly authorized to represent and act on behalf of the Owner in respect of all business conducted by the Committee and each Owner agrees to be bound by action taken by each Committee on matters within the authority of such Committee, to the extent allowed by Applicable Law.

(b)	If both the primary representative and alternative representative of an Owner are unable to attend a Committee meeting, then an Owner shall send another natural Person to represent it at such Committee meeting and such natural Person shall presumptively be deemed to be duly authorized to represent and act on behalf of the Owner in respect of all business conducted by the Committee. Similarly, if a Committee proposes to act via a written action, an Owner shall ensure that a natural Person, duly authorized, duly considers such proposed written action.

Participation Agreement	Page 27
Big Stone II Power Plant	June 30, 2005

(c)	Failure of an Owner to send another natural Person or to respond to a request to take action by written action shall not preclude any Committee from taking such action on behalf of all Owners (provided that notice of such meeting or action was properly given and that the requisite approval to take such action is received), despite any such failure to be present or to respond to a request to act by written action. For the avoidance of doubt, it is the explicit agreement of the Owners that no Owner or Owners may prevent Committee action by failing to be present at a duly called Committee after receiving proper notice or to respond to a request for written action.

(d)	Notwithstanding anything in this Agreement to the contrary, an Owner’s representative on a Committee shall be prohibited from taking action, voting or otherwise approving or disapproving of any action under this Agreement if (i) such Owner has been removed from the Project pursuant to Section 3.10 because it has not obtained all approvals necessary for it to finance and own its Ownership Share by the Financing and Approval Deadline, (ii) such Owner’s right to vote its Ownership Share is under suspension pursuant to Section 11.02, or (iii) one or more other Owners have acquired such Owner’s rights in the manner described in Section 11.02(a) and the defaulting Owner has not repurchased those rights as described in Section 11.02(b). In the event an Owner’s representative is prohibited from taking action as described in the foregoing sentence, such Owner’s Ownership Share shall not be counted for the purpose of calculating the vote required to achieve a Double Majority except to the extent that one or more other Owners have acquired that Ownership Share pursuant to Section 11.02(a), and such Owner’s Committee representatives shall not be counted for the purpose of determining the number of Committee members required to take the action being considered.
     6.04 Committee Operational Procedures.
(a)	Each Committee shall meet with such frequency and in accordance with such rules and procedures as it deems advisable for the conduct of its business, including, by way of illustration only, Roberts’ Rules of Order; provided that, in any instance in which such rules or procedures conflict with this Agreement, the provisions of this Agreement shall control.

(b)	Each Committee shall designate one of its members as a chairperson, who shall prepare and maintain minutes of all meetings and records of written actions for all acts of a Committee taken without a meeting, copies of which shall be provided to each Owner as promptly as reasonably possible after each such meeting or action without a meeting.

(c)	Each Committee member shall be given advance written notice of any meeting of the Committee stating the place, date and hour of the meeting and the purpose(s) for which the meeting is called. Such advance written notice shall be given not less than three (3) days and no more than thirty (30) days in advance of a meeting. A Committee member who is present at a meeting shall be deemed to have

Participation Agreement	Page 28
Big Stone II Power Plant	June 30, 2005

waived notice thereof. Physical presence shall not be required for attendance of a meeting of any Committee if, by telephone or other means, the Committee members not physically present are able simultaneously to hear and be heard by all other Committee members present. Each Committee member shall be given reasonable advance written notice of any proposed action to be taken.

(d)	The E&O Committee may conduct its business without meetings and may act by oral or written consent of the representatives; provided, however, that except when impracticable because of emergency conditions or except as to representatives who waive (in advance) this requirement, the representative of each Owner shall be consulted as to his approval or disapproval of any action proposed to be authorized by oral or written consent.

(e)	The Coordination Committee may conduct its business without meetings and may act by the unanimous written (but not oral) consent of the number of members of the Coordination Committee that is required at a minimum to take action at a meeting at which all Coordination Committee members are present.

(f)	Any two (2) Committee members of a particular Committee may call a Committee meeting by giving notice as required by this Agreement.

(g)	Any Committee member may put an item on the agenda for a Committee meeting, provided he serves on such Committee, and any Committee member may initiate any proposal for written action by a Committee of which he is a Committee member.

(h)	Whenever any Committee, except the Coordination Committee, is unable to act because of the inability or failure of Committee members to unanimously agree to take or not to take any particular action, then such matter shall be referred to the Coordination Committee for action.
     6.05 Coordination Committee.
(a)	Coordination Committee members shall be the most senior officer of each Owner or of an Owner’s operating utility, as applicable, or be a natural Person who has been granted the same level of authority of such more senior officer for purposes of acting on its behalf.

(b)	In addition to any purposes, responsibilities and authority specified elsewhere herein, the Coordination Committee shall have as its purposes, responsibilities and authority, the following:
(i)	to act as the liaison between the Owners as to matters relating to the Project, the Plant or other Plant Property and to supervise and coordinate the functions of the other Committees;

(ii)	to be the definitive policy-making body of the Owners in all matters relating to the Project, the Plant or other Plant Property which are not by

Participation Agreement	Page 29
Big Stone II Power Plant	June 30, 2005

this Agreement or by action of the Coordination Committee delegated to another Committee;

(iii)	to take responsibility, or delegate such responsibility to another Committee including the responsibility for taking, all action necessary or deemed advisable in connection with the Project or the ownership, operation, maintenance or repair of the Plant or other Plant Property which has not been provided for in this Agreement or other contract heretofore or hereafter made by the Owners;

(iv)	to take action on all matters which are referred to it by the E&O Committee or another Committee; and

(v)	to remove and replace the Operator and appoint another as Operator if it finds that the then serving Operator has materially failed to perform the services required of it.
(c)	To the extent necessary, Coordination Committee members shall execute all documents required to effectuate a particular duly authorized and approved act of the Coordination Committee, regardless of whether a particular Coordination Committee member acted to approve such act.

(d)	In the event of conflict between the actions or decisions of the Coordination Committee and any other Committee, then the act or decision, as the case may be, of the Coordination Committee shall govern in all respects.

(e)	The approval of at least a Double Majority shall constitute an act of the Coordination Committee.
     6.06 Actions Requiring Coordination Committee Approval. Notwithstanding anything contained herein to the contrary, only the Coordination Committee may take action on the following:
(a)	awarding any Construction Contract;

(b)	any matter referred to the Coordination Committee by the Engineering and Operating Committee;

(c)	any contracts or arrangements with any Owner or Affiliate of any Owner;

(d)	to consider and take appropriate action against any defaulting Owner in the event of an Event of Default; and

(e)	removal of the Operator for any reason; provided, however, that an Owner who is also the Operator subject to removal may not vote on the termination of itself as Operator.

Participation Agreement	Page 30
Big Stone II Power Plant	June 30, 2005

     6.07 Engineering and Operating Committee.
(a)	In addition to any purposes, responsibilities and authority specified elsewhere herein, the Engineering and Operating Committee shall have as its purposes, responsibilities and authority, the following:
(i)	to determine policy for the Owners on a day-to-day basis as to matters relating to the proper design, construction, operation, maintenance and repair of the Plant and Plant Property and to provide general supervision of the Operator as to such matters and of the planning and execution of the various undertakings involved in the Project and the operation, maintenance and repair of the Plant and Plant Property;

(ii)	to develop and approve a plan for development of the Project, construction schedule, Project Budget, Operating Plan and Budget and any material changes or amendments thereto;

(iii)	to advise and direct the Operator as to the identity and general form and content of the reports and formal statements of policies and procedures to be prepared by the Operator for review and approval of the Engineering and Operating Committee in respect to the construction, operation, maintenance and repair of the Plant and Plant Property;

(iv)	except as set forth herein or in the O&M Agreement, to approve the form and substance, and to authorize the execution, of the Joint Facilities Agreements, the O&M Agreement and other Project Agreements not executed as of the Effective Date;

(v)	to review and approve the procedures developed by the Operator for determining the Net Effective Generating Capacity, Minimum Net Generation and Net Energy Generation;

(vi)	to take all actions necessary in connection with the Project within the scope of its powers and responsibilities hereunder;

(vii)	to authorize and direct the Operator to approve mechanical completion, substantial completion and final completion of the Plant pursuant to the Construction Contracts and to accept the results of the Performance Testing, and to contest, settle, off-set or waive liquidated damages that may become due and payable pursuant to the terms of the Construction Contracts;

(viii)	to make the determination as to when the Plant has commenced Commercial Operation;

(ix)	subject to the terms of the O&M Agreement and taking into account the particular financing arrangements of the Owners, to determine when Plant Property should be retired and to authorize disposition by the Operator of

Participation Agreement	Page 31
Big Stone II Power Plant	June 30, 2005

such Plant Property no longer needed for the operation, maintenance or repair of the Plant or other Plant Property;

(x)	to act upon all matters referred to it by the Coordination Committee and upon all matters relating to the Project or the operation, maintenance and repair of the Plant or other Plant Property referred to it by any other Committee;

(xi)	to take all action necessary or deemed advisable in connection with the Project or the operation, maintenance and repair of the Plant or other Plant Property for which provision has not otherwise been made by or on behalf of the Owners;

(xii)	to develop the Fuel procurement policies, Fuel cost allocation adjustment factor and other procedures necessary for the O&M Agreement; and

(xiii)	any contract in excess of Five Hundred Thousand Dollars ($500,000) if such contract is not provided for in the most recent BSP II annual budget.
(b)	The Engineering and Operating Committee may act only by unanimous approval of its members and shall refer to the Coordination Committee for resolution any matters which it does not approve.
     6.08 Actions Requiring Unanimous Coordination Committee Approval. Notwithstanding anything contained herein to the contrary, any of the following actions require the unanimous act of all members of the Coordination Committee:
(a)	withdrawal of any Owner, except as provided in Section 3.05 and Section 3.06;

(b)	termination of this Agreement or sale of the Project or the Plant before the fiftieth (50th) anniversary of the date of Commercial Operation; and

(c)	reduction of size of Plant below 540 MW prior to Financial Closing.
ARTICLE VII
CONTRIBUTIONS; EXPENDITURES
     7.01 Obligation to Pay Project Costs; Trust Account.
(a)	Except as otherwise provided in this Agreement, each Owner shall be liable for Project Costs in proportion to their Ownership Shares and each Owner shall deposit monies in the Trust Account as required to pay for its proportion of the Project Costs. Funds deposited into the Trust Account are Plant Property and are for the payment of Project Costs and otherwise for the account of the Project and the operation, maintenance or repair of the Plant or other Plant Property, and no Owner shall have any right, title or ownership interest in the Trust Account other than a beneficial interest, in proportion to its Ownership Share, nor right to

Participation Agreement	Page 32
Big Stone II Power Plant	June 30, 2005

withdraw or direct application of such funds, nor otherwise exercise control over such Trust Account, except as provided for in this Agreement.

(b)	The Operator, on behalf of the Owners, has caused the Trust Account to be established pursuant to a trust agreement substantially in the form attached hereto as Schedule 7.01. Each Owner hereby acknowledges that any such funds contributed by it for deposit in the Trust Account constitute a prepayment of its obligation to pay Project Costs. Each Owner further acknowledges that its interest in funds in the Trust Account are subject to applicable rights of set off, recoupment, and such other legal or equitable defenses as may be available to the Operator, and other Owners under Applicable Law.
     7.02 Payment Procedures.
(a)	Funds to pay for Project Costs shall be requisitioned from the Owners as follows:
(i)	Before the Effective Date, the Operator, on behalf of the Engineering and Operating Committee, shall issue a written notice to the Owners, which written notice shall state the amount required to be deposited into the Trust Account for each Owner (i) to reimburse the Owners for the Project Costs that have been expended prior to the Effective Date in connection with Phase I activities but not yet reimbursed by the other Owners, and (ii) to provide a Progress Payment in the amount of Ten Million Dollars ($10,000,000). The Owners shall pay such amounts on the Effective Date.

(ii)	In the event that the Progress Payment made pursuant to Section 7.02(a)(i) or any subsequent Progress Payment is not sufficient to fund the completion of all Phase II activities, then prior to the depletion of all previously made Progress Payments, the Operator, on behalf of the Engineering and Operating Committee, shall issue a written requisition notice to the Owners, which written notice shall state the amount required to be deposited into the Trust Account for each Owner to provide for the Phase II Project Costs reasonably expected to be expended in excess of previously made Progress Payments. The Owners shall pay such amounts within thirty (30) days of such requisition.

(iii)	During Phases II, III and IV, unless the Engineering and Operating Committee directs otherwise, funds shall be requisitioned from the Owners from time to time as reasonably determined by the Operator. Unless otherwise directed by the Engineering and Operating Committee, the Operator shall issue a requisition notice to the Owners no later than the 15th of each month, which notice shall state amounts required to be deposited into the Trust Account by each Owner on each Monday (or the next Business Day in the event a Monday is a bank holiday) of the upcoming month, and include an accounting of the Project Costs then due and payable (or that will become due and payable before the end of the upcoming month) and copies of any invoices or other supporting

Participation Agreement	Page 33
Big Stone II Power Plant	June 30, 2005

materials. The Owners shall promptly pay such amounts by electronic funds transfer into the Trust Account on the Monday (or next Business Day) so indicated on the notice. In no event shall the Engineering and Operating Committee direct requisitions for the Trust Account Deposits described in this Section 7.02(a)(iii) in any manner that would require deposits from all Owners to pay all Project obligations before they become due.

(iv)	To the extent funds are available in the Trust Account, the Operator shall pay all invoices for Project Costs, subject in all respects to the oversight of the E&O Committee. For purposes of this Agreement, Project Costs shall only be paid to the extent they are Project Costs identified and included in the Project Budget, additional expenses approved by the Engineering and Operating Committee as Project Costs or required to be expended in response to an emergency. The Engineering and Operating Committee may alter the payment procedures set forth in this Section 7.02 by issuance of directives to the Operator and shall have the right to request information regarding the Project Costs to be paid.

(v)	The Owners shall require Operator to prepare and deliver to the Owners, not later than forty-five (45) days following the end of each calendar year during the Term and not later than sixty (60) days following the date on which this Agreement is terminated, a cash-based reconciliation of Trust Account Deposits paid during the previous calendar year or, in the case of the reconciliation done following the termination of this Agreement, the period from January 1 of the calendar year in which termination of this Agreement occurs until the end of the Term. Such reconciliation shall also include an analysis of any differences between Project Costs on a cost basis and the applicable budget for such Project Costs. Owners may withdraw from the Trust Account the amount by which such reconciliation indicates the sum of all Trust Account Deposits exceeded the sum of all Project Costs paid or due and payable in accordance with this Agreement during the period to which the reconciliation applies. Not later than twenty (20) days following receipt of such reconciliation, Owners shall deposit in the Trust Account the amount in immediately available funds by which such reconciliation indicates the sum of all Project Costs paid or due and payable in accordance with this Agreement exceeds the sum of all Trust Account Deposits during the period to which the reconciliation applies.
     7.03 Reservation of Right to Dispute Payments. If an Owner shall dispute any portion of the amount of funds requisitioned by the Operator, the Owner shall make the disputed payment but such payment, if accompanied by notice of the Owner’s protest of the requisition, which must be made within a commercially reasonable period, shall not jeopardize the Owner’s right to have the Dispute resolved in accordance with the procedures set forth in Article XIII.
     7.04 Services and Property Contributed by Owners. Except for services of the Operator, for which any payment shall be made in accordance with the O&M Agreement, and

Participation Agreement	Page 34
Big Stone II Power Plant	June 30, 2005

except in the case of emergency situations, services or property for the Project or for the operation, maintenance or repair of the Plant or other Plant Property shall be supplied by an Owner on a cost-reimbursement basis and only pursuant to authorization, and upon terms approved, by the Engineering and Operating Committee. Notwithstanding any provision herein to the contrary, no Owner shall be entitled to, nor shall any Owner receive, any increased Ownership Share as a result of services or property for the Project or for the operation, maintenance or repair of the Plant or other Plant Property supplied by the Owner.
     7.05 Emergency Services. In the event of an emergency situation, any Owner may supply services or property without prior authorization by the Engineering and Operating Committee when obtaining such authorization is impracticable in the reasonable judgment of the Owner taking action to obtain such advance authorization, in which event the terms for such supply shall be as approved by the Engineering and Operating Committee after the event on a basis consistent with the cost-reimbursement principles expressed in Section 7.04.
     7.06 Taxes. The Owners shall use their best efforts to have each taxing authority which imposes taxes or assessments upon Plant Property assess, levy and bill the same to each Owner separately according to the respective Ownership Shares so that each Owner’s share of the total of such taxes and assessments shall be solely the responsibility of, and a lien upon, the particular Owner and its title to its Ownership Share of the Plant Property; and each Owner, in such event, agrees to so pay the taxes and assessments for which it is solely responsible, or to contest the same, in such a manner as to prevent involuntary sale or transfer of its title to its Ownership Share of the Plant Property on account of non-payment of such taxes and assessments. Failure to do so shall be a material breach of this Agreement. If any such taxes or assessments are assessed, levied and billed in a manner other than as specified in the preceding sentence, then the Operator shall be responsible for paying such taxes, and the protest or other contest thereof when appropriate in the judgment of the Operator or when directed by the Engineering and Operating Committee, and payments of such taxes shall be considered Project Costs.
     7.07 Fuel. All Fuel, whether obtained for prompt consumption or for reserves, shall be Plant Property (purchased for the account of each Owner). The cost of Fuel purchased shall be a Project Cost and shrinkage of Fuel shall be shared by the Owners according to their Ownership Shares.
(a)	The Engineering and Operating Committee shall establish practices and procedures for determining the Fixed Fuel requirements of the Plant.

(b)	Fuel, when delivered to the burners at the Plant, shall be charged from inventory to operation. The cost of Fuel delivered to the burners at the Plant shall consist of all charges to that account which under the FERC Accounts in effect on the Effective Date is designated account 501, including the cost of coal and ash handling, and shall be apportioned among the Owners as follows:
(i)	the cost of the Plant’s Fixed Fuel requirements shall be apportioned among the Owners in accordance with their Ownership Shares; and

Participation Agreement	Page 35
Big Stone II Power Plant	June 30, 2005

(ii)	the cost of all other Fuel requirements of the Plant shall be apportioned among the Owners in the same proportion that their respective generation scheduled in excess of their Ownership Share of the Minimum Net Generation bears to the total Net Energy Generation scheduled in excess of Minimum Net Generation;
provided, however, that for purposes of settling accounts among the Owners for the cost of Fuel delivered to the burners at the Plant, each unit of Fuel so consumed shall be treated as jointly owned by the Owners in proportion to their Ownership Shares.
     7.08 Station Power. All station power shall be provided by each Owner according to their Ownership Shares through on-site self-supply by netting station power usage against Net Energy Generation on a monthly basis to the fullest extent allowed by Law. If on-site self-supply by netting of station power usage against Net Energy Generation is allowed only through hourly netting, all station power shall be provided by each Owner according to their Ownership Shares through on-site self-supply by netting station power usage against Net Energy Generation on an hourly basis. If on-site self-supply is not allowed by Law or if the Plant’s station power usage exceeds its Energy output in a month (or an hour), each Owner shall arrange for its share of the Plant’s station power, through remote self-supply or third party supplied energy. The E&O Committee shall establish procedures for Owners to arrange for remote self-supply or third party supplied station power in the event on-site self supply is not allowed by Law or the Plant’s station power usage exceeds Plant Energy output in a month (or an hour).
     7.09 Insurance. The Owners shall jointly obtain a single policy or policies insuring Plant Property and the operations of the Plant against loss or damage from such hazards and risks in such amounts, for such limits and in such insurance carrier or carriers as may be determined by the Engineering and Operating Committee in accordance with the following policies:
(a)	During Phases I, II, and III of the Project, in accordance with the direction and specifications of the Engineering and Operating Committee, the Owners shall jointly procure or cause to be procured and maintain in force policies of comprehensive bodily injury and property damage liability insurance, pollution liability, professional liability, extra expense and delay in start up, all-risk builders risk insurance, employees’ dishonesty bond, automobile liability insurance, workers’ compensation insurance, and such other policies of insurance as are normally carried by utilities constructing facilities similar to the Project.

(b)	During Phase IV of the Project, in accordance with the direction and specifications of the Engineering and Operating Committee, the Owners shall jointly procure or cause to be procured and maintain in force policies of broad form property insurance, broad form boiler and pressure vessel insurance, workers’ compensation insurance covering employees of the Operator engaged in the performance of its responsibilities under the Project Agreements at the job site, comprehensive bodily injury and property damage liability insurance, pollution liability, professional liability, employees’ dishonesty bond, automobile liability insurance, and such other policies of insurance as are normally carried by utilities operating facilities similar to the Project.

Participation Agreement	Page 36
Big Stone II Power Plant	June 30, 2005

(c)	Each Owner shall be named an insured with the other Owners as their interests appear on all insurance, and when appropriate, the insurance shall carry cross-liability endorsements.

(d)	The insurable values, limits, deductibles, retentions and other special terms of the Owners Insurance shall be determined by the Engineering and Operating Committee prior to the placement of such Owners Insurance. After such determination, a policy of Owners Insurance shall not be changed without the prior approval of the Engineering and Operating Committee except for minor changes as to which notification shall be given to the Engineering and Operating Committee.

(e)	Each Owner shall be given a copy of the insurance policies forms together with a line sheet therefore naming the insurers and underwriters and the extent of their participation.

(f)	Each Owner shall have the right, by written notice to the party procuring the policy, to name any mortgage, trustee or secured party on all or any of the Owners Insurance policies as loss payees or additional insured as their interests may appear.

(g)	Insurance policies procured pursuant to this Section 7.09 shall be primary insurance for all purposes and shall be so endorsed.

(h)	It is expressly understood and agreed that each Owner has an insurable interest in the Project and may procure for its own account additional insurance with respect to its interest as it may determine. The cost of such insurance shall be paid by such Owner from its own funds and the proceeds of such insurance shall be payable to such Owner. Other Owners shall not have any rights or interest in such insurance or the proceeds thereof.
     7.10 Assurances of Creditworthiness. Throughout the Term, each Owner and any successors or permitted assigns thereof shall maintain a level of creditworthiness of at least a Standard & Poor’s “BBB” issuer credit rating (or, in the case of Owners who do not maintain an issuer credit rating, the rating of such Owner’s senior unsecured debt not subject to credit enhancement) or an equivalent rating of a nationally recognized statistical rating organization recognized by the United States Securities and Exchange Commission (the “SEC”) (the “Minimum Rating”). As of the Effective Date, the four nationally recognized statistical rating organizations recognized by the SEC are Moody’s Investors Service, Inc., Fitch, Inc., Standard & Poor’s, and Dominion Bond Rating Service Limited. Any Owner who, on the Effective Date, does not have a creditworthiness rating shall provide the other Owners with a copy of their most recent audited financial statements and any other financial information as may be reasonably requested by the E&O Committee. All Owners must achieve at least a Minimum Rating at least three (3) months prior to Financial Closing.

Participation Agreement	Page 37
Big Stone II Power Plant	June 30, 2005

(a)	After Financial Closing, in order to demonstrate its ability to fulfill its ongoing obligations under this Agreement, each Owner shall submit to the Engineering and Operating Committee:
(i)	its audited or unaudited balance sheet and income statement on not less than a quarterly basis and audited annual financial statements, in each case in the form regularly prepared by such Owner or its accountants for such period and corresponding periods in previous years;

(ii)	evidence that it has a credit rating of at least the Minimum Rating; and

(iii)	such other financial information as may reasonably be requested by the Engineering and Operating Committee.
(b)	If, after review of such financial information, the Engineering and Operating Committee determines that an Owner does not have a credit rating of at least the Minimum Rating, such Owner shall be required to deposit, in addition to any other amounts required to be deposited pursuant to this Agreement, a sum equal to the largest two (2) weeks of Project Costs anticipated to be requisitioned in the next twelve (12) months (as determined by the E&O Committee in its sole discretion) into the Trust Account until such Owner again achieves a credit rating of at least the Minimum Rating.
     7.11 Right to Obtain Financing. Each Owner shall have the right to obtain financing to purchase its Ownership Share in the Project (and its share of Project Costs) on the basis of loans, bonds, or otherwise; provided that such financing is non-recourse and off-balance sheet to all other Owners, or on other terms acceptable to the other Owners, as the case may be (“Financing”). Accordingly, the Owners agree that: (i) this Agreement and the other Project Agreements are intended to comply with standards and requirements for a multi-owner financed transaction so as to be acceptable to the Owners’ Lenders; (ii) each Owner shall cooperate in good faith with each other so as to satisfy the requirements of each Owner’s Financing arrangements, including where appropriate, the making of such amendments to the terms of this or any other Project Documents so long as such amendments are reasonable in scope and do not materially alter the economic benefits of this Agreement; and (iii) each Owner shall execute customary consents and estoppels and provide customary opinions, resolutions and related documents as may be reasonably required, as well as information regarding such Owner as may be reasonably requested by the other Owners’ lenders. Notwithstanding the foregoing, an Owner’s ability or inability to obtain third party project financing for its participation in the Project shall not be a condition precedent to such Owner’s obligations under this Agreement or any other Project Agreement.
ARTICLE VIII
CASUALTY LOSS; CONDEMNATION
     8.01 Repair or Replacement. If, due to any cause, the Plant or any other Plant Property shall be damaged or destroyed, the Coordination Committee shall within thirty (30) days thereafter estimate whether the cost of repair or replacement is less than, or equal to or more

Participation Agreement	Page 38
Big Stone II Power Plant	June 30, 2005

than, Thirty Million Dollars ($30,000,000), excluding any insurance proceeds. If such cost of repair or replacement shall be estimated by the Coordination Committee to be less than Thirty Million Dollars ($30,000,000), excluding any insurance proceeds, the Operator shall be directed to cause, as expeditiously as is possible, the damage or destruction to be repaired or replaced so as to restore the Plant (or other Plant Property) to substantially the same general character and use as existed immediately prior to such damage or destruction. The cost of such repair or replacement shall constitute Project Costs. If such cost of repair or replacement is estimated by the Coordination Committee to be Thirty Million Dollars ($30,000,000) or more, excluding any insurance proceeds, the same shall be repaired or replaced in the manner to be then agreed upon by the Owners, but if the Owners shall be unable to agree, within forty-five (45) days after such damage or destruction has occurred, upon the manner of such repair or replacement, or upon any alternative disposition of the matter, then the Operator shall be directed to cause the damage or destruction to be repaired or replaced so as to restore the Plant (or other Plant Property) to substantially the same general character and use as existed immediately prior to such damage or destruction and the cost thereof shall constitute Project Costs.
     8.02 Eminent Domain. If a part of the Plant Property is taken from the Owners by the exercise of the power of eminent domain (or by voluntary conveyance in lieu thereof), the Engineering and Operating Committee, within thirty (30) days after such taking, shall determine whether the part taken can be replaced and/or whether the remainder of the Plant Property can be restored in such a way that the Plant and other Plant Property, considered as a whole, will have substantially the same Net Effective Generating Capacity and operating and economic characteristics as existed immediately prior to such taking, and if so, whether the estimated cost of such replacement and/or restoration is less than, or equal to or more than Thirty Million Dollars ($30,000,000).
(a)	If all of the Plant is taken from the Owners by the exercise of the power of eminent domain (or by voluntary conveyance in lieu thereof), or if a part of the Plant Property is thus taken and the Engineering and Operating Committee determines, pursuant to this Section 8.02, that the part taken cannot be replaced and/or the remainder of the Plant Property cannot be restored in such a way that the Plant and other Plant Property, considered as a whole, will have substantially the same Net Effective Generating Capacity and operating and economic characteristics as existed immediately prior to such taking, then this Agreement shall be terminated by the Owners upon request by any Owner.

(b)	If a part of the Plant Property is taken from the Owners by the exercise of the power of eminent domain (or by voluntary conveyance in lieu thereof), and if the Engineering and Operating Committee determines, pursuant to this Section 8.02, that the part so taken can be replaced and/or the part not taken can be restored so that the Plant and other Plant Property, considered as a whole, will have substantially the same Net Effective Generating Capacity and operating and economic characteristics as existed immediately prior to such taking, then:
(i)	if the cost of such replacement and/or restoration is estimated by the Engineering and Operating Committee to be less than Thirty Million Dollars ($30,000,000), the Operator shall be directed to cause, as

Participation Agreement	Page 39
Big Stone II Power Plant	June 30, 2005

expeditiously as possible, such replacement and/or restoration to be accomplished so as to restore the Plant and other Plant Property, considered as a whole, to substantially the same Net Effective Generating Capacity and operating and economic characteristics as existed immediately prior to such taking; and the cost thereof shall constitute Project Costs; or

(ii)	if the cost of such replacement and/or restoration is estimated by the Engineering and Operating Committee to be Thirty Million Dollars ($30,000,000) or more, the Operator shall be directed to cause such replacement and/or restoration to be accomplished in the manner agreed upon by the Owners, but if the Owners shall be unable to agree, within forty-five (45) days after the taking has occurred, upon the manner of such replacement and/or restoration or upon any alternative disposition of the matter, then the Operator shall be directed to cause such replacement and/or restoration to be accomplished so as to restore the Plant and other Plant Property, considered as a whole, to substantially the same Net Effective Generating Capacity and operating and economic characteristics as existed immediately prior to such taking; and the cost thereof shall constitute Project Costs.
ARTICLE IX
LIABILITY
     9.01 Limitation and Release of Liability to Other Owners. Except to the extent (1) resulting from Willful Action, (2) covered by valid and collectible Owners’ Insurance, or (3) otherwise provided in this Agreement, no Owner or any of its directors, officers or employees and no Committee member (acting in such capacity in good faith) shall be obligated to discharge, and is hereby released by the other Owners from, any liability to any other Owner for any direct, indirect or consequential loss, damage, claim, cost, charge or expense of any kind or nature to or involving the property of any such other Owner that has resulted or may result in the future (whether or not resulting from the negligence of any Owner, its directors, officers, members, affiliates, employees or any other Person or entity whose negligence would be imputed to such Owner) from:
(a)	the performance or non-performance of services or the supplying of, or failure to supply, any property, in connection with the Project, or the ownership, operation, maintenance or repair of the Plant or other Plant Property, or

(b)	the past or future performance or non-performance of the obligations of any Owner under this Agreement or any Project Agreement.
Any Owner that obtains a judgment against another Owner and its directors, officers and employees (or any of them) for a liability covered either by the release provided in the preceding sentence or by valid and collectible Owners’ insurance shall not execute, levy or otherwise enforce the same (including recording or otherwise effecting a judgment lien) against any such other Owner, its directors, officers or employees, or the property of any of them.

Participation Agreement	Page 40
Big Stone II Power Plant	June 30, 2005

     9.02 Waiver of Certain Damages. Notwithstanding any other provision of this Agreement (except to the extent indemnification payments are made as a result of an indemnified Party’s obligation to pay special, indirect, incidental, punitive or consequential damages to a third party (excluding any Owner’s or Party’s affiliates, officers, directors, shareholders or members) as a result of actions included in the protection afforded by the indemnification contained herein), no Owner or Party (nor any of their affiliates, contractors, consultants, officers, directors, shareholders, members or employees) shall be liable for special, indirect, incidental, punitive or consequential damages under, arising out of, due to, or in connection with its performance or non-performance of this Agreement or any of its obligations herein, whether based on contract, tort (including, without limitation, negligence), strict liability, warranty, indemnity or otherwise.
     9.03 Assignment of Rights. In the event any insurer providing Owners’ Insurance refuses to pay any judgment obtained by an Owner against another Owner on account of liability covered by such insurance, the Owner against which the judgment is obtained, at the request of the Owner which obtained such judgment and in consideration for the release granted in Section 9.01, shall execute such documents as may be necessary to effect an assignment of its contractual rights against the non-paying insurer and thereby give the prevailing Owner which obtained the judgment the opportunity to enforce its judgment directly against such insurer.
     9.04 Reduction of Damages. For the purpose of relieving each Owner, its directors, officers and employees, of any liability to make contribution to other non-Owner tortfeasors, the release stated in Section 9.01 hereby effects a reduction of all injured Owners’ damages recoverable against all other non-Owner tortfeasors to the extent of the pro rata share of the other Owners, their directors, officers and employees. The provisions of this Section 9.04 are intended to be cumulative to any other release heretofore set out.
     9.05 Shared Liability. Liability of one or more Owners for any loss, damage, claim, cost, charge or expense of any kind or nature (including direct, indirect or consequential loss, damage, claim, cost, charge or expense) suffered or incurred by any party other than an Owner, whether or not due to the negligence of any Owner, its directors, officers, employees or any other person or entity whose negligence would be imputed to such Owner, that results from the performance or non-performance of services or the supplying of, or failure to supply, any property, in connection with the Project or the ownership, operation, maintenance or repair of the Plant or other Plant Property, shall, as between the Owners, be shared by them in proportion to their Ownership Shares unless such liability shall have resulted from the Willful Action of any Owner, in which case the Owner(s) whose Willful Action resulted in the loss, damage, claim, charge or expense shall be liable pursuant to Section 9.06. Payments made in settlement of any claim of liability shall for these purposes be construed as a payment discharging liability in which the Owners shall share as provided in this Section 9.05.
     9.06 Indemnification for Willful Actions. Each Owner shall be responsible for the consequences of its Willful Actions and shall indemnify and hold harmless the other Owners from the consequences thereof.
     9.07 Availability of Insurance Proceeds. The provisions of this Article IX shall not be construed to relieve any insurer of its obligation to pay any insurance proceeds in accordance

Participation Agreement	Page 41
Big Stone II Power Plant	June 30, 2005

with the terms and conditions of policies of insurance maintained in force by the Owners, or any or some of them.
     9.08 Operator Indemnity. The reference to Owner or Owners in this Agreement shall include any Owner while acting as Operator.
ARTICLE X
ENTITLEMENT TO ENERGY AND CAPACITY; INTERCONNECTION
     10.01 Interconnection and Transmission Upgrade Allocation Agreement. Contemporaneously with the execution of this Agreement, the Owners shall enter into the Interconnection and Transmission Upgrade Allocation Agreement, substantially in the form attached hereto as Schedule 10.01 (the “Interconnection and Transmission Upgrade Allocation Agreement”).
     10.02 Generation Entitlement. Each Owner shall have entitlement to the Plant’s electrical generation as follows, subject to this Article X:
(a)	Initial Production. During Phase III, each Owner shall be entitled to its Operating Capacity Entitlement and its Ownership Share of Net Energy Generation including all that produced by Performance Testing, URGE Testing or through Plant start-up procedures. Each Owner shall take delivery of such Capacity and Energy at the Point of Interconnection. The Owners shall cause the Operator to provide the Owners with a schedule of when the Plant will be producing Energy related to testing. If an Owner cannot use Capacity and Energy produced during testing, then the Owners shall authorize the Operator to dispose of such Capacity and Energy in a commercially reasonable manner, including, but not limited to, transacting Energy in the Midwest ISO energy market or as unscheduled Energy into the Otter Tail control area. For any such transactions, the Owners shall cause the Operator to collect funds for any and all settlements and disburse the net proceeds (after deducting its reasonable transaction costs) to the Owner(s) based on its unscheduled amounts.

(b)	Regular Production Allocation. During Phase IV, each Owner shall own its Operating Capacity Entitlement and its Ownership Share of Net Energy Generation (or Ancillary Services if so elected pursuant to Section 10.03) produced by the Plant.

(c)	Minimum Obligations. When any Owner schedules its Ownership Share of Minimum Net Generation (or a greater amount, not to exceed its Ownership Share), every other Owner shall be required to schedule their Ownership Share of Minimum Net Generation (or a greater amount, not to exceed its Ownership Share). In the event one or more Owners with Ownership Shares equal to or greater than (*) desire that the Plant not be operated when it is otherwise available to be operated, and one or more Owners desire to schedule Energy and/or

Participation Agreement	Page 42
Big Stone II Power Plant	June 30, 2005

Ancillary Services from the Plant, the Owner or Owners desiring that the Plant not be operated may, in lieu of operating the Plant, provide an equal amount of Energy and/or Ancillary Services from other sources to the Owner(s) that desires to schedule Energy and/or Ancillary Services from the Plant; any such Energy and/or Ancillary Services provided from other sources shall be delivered to the Point of Interconnection (or such other point of delivery as may be agreed) in an amount equal to that desired to be scheduled. In the event any Owner with less than or equal to a (*) Ownership Share wishes to schedule Energy from the Plant, and any other Owner or Owners with greater than (*) Ownership Share do not wish to schedule Energy from the Plant when the Plant is available, the Owner or Owners not desiring to schedule shall have the option of providing lower cost energy from other sources as may be available to the Owner wishing to schedule from the Plant at such point of delivery as may be mutually agreed; provided however, that if one or more Owners with an aggregate Ownership Share of greater than or equal to (*) wish to schedule Energy from the Plant, then this option shall not apply and all Owners shall schedule at least their respective Ownership Share of the Minimum Net Generation as provided above.

(d)	Disposition of Plant Output. The Owners shall cause or otherwise direct the Operator to keep the system operator for each Owner advised of the Net Effective Generating Capacity (or Operating Capacity if lower). It is the intent of the Owners that the Plant will be operated as a high availability, base load Network Resource within the parameters of Prudent Utility Practice in order to maximize the life of the Plant and to avoid high maintenance costs that may be incurred due to operation of the Plant above its Net Effective Generating Capacity. It is recognized that at times of testing, when essential to fulfill applicable reliability organization or regional transmission organization obligations and in emergencies, it may become necessary to operate the Plant for short periods of time above its Net Effective Generating Capacity (up to the Rated Capacity). The Operator shall be directed by the Owners to keep such operations to a minimum.
10.03	Ancillary Services.
(a)	Payment for Ancillary Services Generally. The Owners acknowledge that the markets for Ancillary Services are likely to evolve and that some or all Ancillary Services from the Plant may be sold either pursuant to a regional or other tariff rate, or a competitive market (e.g., allowing bidding) may develop for some or all Ancillary Services. Regardless of the specific market structures that exist at any point in time, the sale of Ancillary Services by the Owners from the Plant shall follow the following principles:
(i)	if the particular Ancillary Service is subject to a Midwest ISO or other applicable tariff, then the Owners shall be paid for Ancillary Service on a pro rata based on each Owner’s Ownership Share; and

(ii)	if a competitive market exists for the particular Ancillary Service then an Owner or Owners may sell the Ancillary Service into the competitive

Participation Agreement	Page 43
Big Stone II Power Plant	June 30, 2005

market and the selling Owner shall be entitled to the proceeds from such sale;
provided, however, the remaining provisions of this Section 10.03 shall apply to any sales made under the immediately preceding clauses (i) or (ii).

(b)	Operating Reserves. The Owners hereby direct the E&O Committee, as soon as practicable, to determine the number of megawatts of spinning reserve and supplemental reserve Ancillary Services that the Plant, based on the Plant’s design, will be able to reasonably provide (the “Total Operating Reserves”). The E&O Committee may update the Total Operating Reserves from time to time. Each Owner shall be entitled to provide or sell Operating Reserves from the Plant in an amount no greater that its pro rata share of Total Operating Reserves based on its Ownership Share.

(c)	Reactive Power. Each Owner owns its Ownership Share of all reactive power produced or available from the Plant and shall have the right to sell such reactive power into the Midwest ISO market in accordance with this Section 10.03 or self-supply its own needs with its share of reactive power from the Plant; except that if the Midwest ISO (or other transmission operator authorized to make such a request) requires any Owner or the Plant Operator to provide Reactive Power from the Plant and to the extent the Plant is operated as a single plant as determined under Section 10.03(d) below, then the revenues and costs recovered by that Owner under the applicable tariff shall be allocated pro rata to the Owners based on each Owner’s Ownership Share; or to the respective Owner(s) providing such reactive power to the extent the Plant is operated on a pseudo-tie basis as determined under Section 10.03(d) below.

(d)	Load Regulation and Frequency Response Service. The Owners hereby direct the E&O Committee, as soon as practicable, to determine the extent to which Load Regulation and Frequency Response Service can be supplied by the Plant (“Total Load Regulation”). Each Owner shall be entitled to provide or sell Load Regulation and Frequency Response Service from the Plant in an amount no greater than its pro rata share of Total Load Regulation based on its Ownership Share.

(e)	Plant Operations; Pseudo-Tie. Because the Plant is interconnected with transmission systems whose owners are members of the Midwest ISO, the E&O Committee shall review the Midwest ISO Tariff Business Practices that are in effect at the time of Commercial Operation and determine whether the Plant will be operated as separate physical generators for the Owners on a pseudo-tie basis or as a single operating entity, taking into consideration the Owners’ ability to self-supply their needs for Reactive Power and other Ancillary Services from the Plant, and other appropriate factors (with appropriate accounting between the Owners) and the costs of the various operating options available to the Owners at that time. The E&O Committee shall also determine the amount of Reactive Power in VARS that can be supplied by the Plant from time to time and the effect

Participation Agreement	Page 44
Big Stone II Power Plant	June 30, 2005

On Net Available Capacity of the Plant, and so inform the Operator for purposes of possible supply of Reactive Power to the market and for scheduling of the Net Available Capacity, associated Energy and bidding or self-supplying Reactive Power by the Owners. The determination of the E&O Committee may be revised from time to time as determined by the Owners through the E&O Committee. Should the E&O Committee determine to operate the Plant on a pseudo-tie or similar basis as if individual units were supplying such Reactive Power, the Operator may supply any unscheduled Reactive Power into the market to the extent individual Owners are not harmed and deposit the proceeds of such market transactions pro rata to Owners not scheduling or self-supplying Reactive Power during that hour of operation.

(f)	In the event an Owner takes Plant output in the form of Ancillary Services pursuant to this Agreement, the Owners shall cause the Operator to calculate a reduction in that Owner’s entitlement to Net Energy Generation and/or Operating Capacity, as appropriate.

(g)	Midwest ISO Directives. Notwithstanding anything to the contrary in Sections 10.03(a) through 10.03(f) above, each Owner that is a transmission-owning member or market participant in the Midwest ISO shall comply with all directives from the Midwest ISO regarding supply of Ancillary Services from the Plant.
     10.04 Midwest ISO Market Development. The Owners acknowledge that the final development of the Midwest ISO market and operations will be progressing during the development of the Project and that the final scheduling requirements and business practices of Midwest ISO could have a significant impact on the scheduling of the Net Energy Generation. In addition, the Owners could incur increased operating costs due to redispatching orders associated with Midwest ISO market or reliability organizational requirements during the life of the Plant. The E&O Committee shall consider, develop and provide policies to equitably share the cost burden between Owners depending upon their membership or market participation or non-membership or non-market participation from time to time when the Plant schedule is reduced or affected by the Midwest ISO market or reliability organization directives without specific Owner causation.
     10.05 Data to be Provided to the Midwest ISO. All Owners, whether or not Midwest ISO members, shall provide to the Midwest ISO in a timely manner, either directly or through the Operator or an authorized agent, the operational data the Midwest ISO reasonably requires for scheduling the output of the Plant, as set forth in Section 38.8.4 of the Midwest ISO energy markets tariff (“EMT”) and related business practices manuals and explanatory documents. Unless otherwise mutually agreed, no Owner shall be required to provide on behalf of any other Owner to the Midwest ISO: (i) any information that is required of a Market Participant; and (ii) any information required for pseudo-tie operation by individual Owners if the Plant is operated on a pseudo-tie basis.
     Any Owner not fully participating in the Midwest ISO Energy Markets with respect to its Ownership Share shall follow any applicable practices and procedures set forth in Section

Participation Agreement	Page 45
Big Stone II Power Plant	June 30, 2005

38.8.4.5 of the EMT. Any Owner that is fully participating in the Midwest ISO Energy Markets shall be permitted to use the Midwest ISO market redispatch.
ARTICLE XI
DEFAULTS AND REMEDIES
     11.01 Event of Default. Any of the following shall constitute an event of default by an Owner under this Agreement (each, an “Event of Default”):
(a)	the failure of any Owner (i) to pay funds to the Trust Account, upon requisition by the Operator on or before the date due, (ii) to provide the further assurances specified by the Coordination Committee at the times and in the amounts specified by the Coordination Committee in its notice to the Owners, or (iii) to pay funds to the Trust Account necessary to cure an Event of Default by that Owner in the ratio that its Ownership Share bears to the total Ownership Shares of the non-defaulting Owner or as otherwise required by this Agreement; and

(b)	the failure of any Owner to perform or observe any of the other covenants and conditions of this Agreement to be performed or observed by it, or the failure of any Owner to perform or observe any of the covenants and conditions to be performed or observed by it under any other contract made by the Owners for the Project or for the ownership, operation, maintenance or repair of the Plant or other Plant Property, which continues for a period of five (5) days after notice of such failure is given to it by any other Owner (unless a different notice period is expressly otherwise expressly provided for in this Agreement, in which case the other notice period shall control).
     11.02 Contribution by Non-Defaulting Owners. Upon the occurrence of an Event of Default by any Owner, the defaulting Owner’s rights, including, without limitation, the right to vote its Ownership Share under this Agreement, except for the cure right in Section 11.02(b), shall be suspended while all of its obligations shall continue. In addition, the non-defaulting Owners shall have the right, but not the obligation, to remedy the same (if capable of remedy by them) by commencing and continuously pursuing such remedy until completed, either by paying the necessary funds and/or rendering the necessary performance, with each non-defaulting contributing Owner contributing to the cost of such remedy in the ratio that its Ownership Share bears to the total Ownership Shares of all non-defaulting contributing Owners. No such payment or performance by the non-defaulting contributing Owners shall be construed as an undertaking of the non-defaulting contributing Owners to assume, guarantee, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any present or future obligations of the defaulting Owner to any Party or third party.
(a)	Upon any such payment or performance by non-defaulting contributing Owners, the defaulting Owner’s entitlement to Capacity and Energy generated by the Plant, including the defaulting Owner’s Operating Capacity Entitlement, any receivables and all related rights set forth in Article X and the Interconnection and Transmission Upgrade Allocation Agreement, or otherwise in this Agreement, including, without limitation, the right to vote its Ownership Share, shall be

Participation Agreement	Page 46
Big Stone II Power Plant	June 30, 2005

deemed transferred to such non-defaulting contributing Owners in proportion to their Ownership Shares (based on the ratio that each non-defaulting Owner’s Ownership Share bears to the total Ownership Shares of all non-defaulting Owners) and the defaulting Owner shall have no ownership or other rights with respect to such Energy or Operating Capacity Entitlement.

(b)	For a period of sixty (60) days from the date of the Event of Default, the defaulting Owner or a Lender may effect a repurchase of its Operating Capacity Entitlement by paying to the respective non-defaulting contributing Owners the total amount of money (and/or the reasonable equivalent in money for services or property provided) paid by each non-defaulting contributing Owner, together with interest thereon at a rate of interest one percent (1%) greater than the “prime rate” of interest published in The Wall Street Journal, Eastern Edition, from the date of expenditure by the non-defaulting contributing Owners to the date of payment by the defaulting Owner; provided, however, that such repurchase shall not entitle the defaulting Owner to any Capacity or Energy sold, used or scheduled from the date of non-payment or non-performance through such payment date, including any proceeds or receivables relating thereto, which shall remain for the account of the non-defaulting contributing Owners. If the defaulting Owner has not cured its default during the sixty (60) day cure period in this Section, such Event of Default shall be incurable and the non-defaulting contributing Owners shall have the right to continue to exercise their rights under this Section 11.02 for the remainder of the Term.
     11.03 Disputed Event of Default. If any Owner shall dispute that an Event of Default under this Agreement has occurred, such Owner shall pay the disputed payment or perform the disputed obligation, but may do so under protest which shall be in the form of a written notice to the other Owners. In the event it is determined by a court of competent jurisdiction that such Owner is entitled to a refund of all or a portion of the disputed payment or is entitled to the reasonable equivalent in money for services or property provided for the performance of the disputed obligation, the other Owners shall pay such amount to said Owner with interest at the interest rate referred to in Section 11.02(b) from time to time in effect from the date of payment or performance of the disputed obligation to the date of reimbursement. Such reimbursement shall be shared by the other Owners in the ratio that their respective Ownership Shares bear to the total of all their Ownership Shares unless otherwise prescribed by the decision of the arbitrators (or court order) in the aforementioned arbitration (or court) proceedings.
     11.04 No Waiver. No waiver by an Owner of its rights with respect to an Event of Default under this Agreement shall be effective unless all non-defaulting Owners waive their similar rights and any such waiver shall not be deemed a waiver with respect to any subsequent default. No delay, short of the statutory period of limitations, in asserting or enforcing any right hereunder shall be deemed a waiver of such right.
     11.05 Cumulative Rights. The rights and remedies provided in this Article XI shall be in addition to the rights and remedies of the Owners found elsewhere in this Agreement or under any other Project Agreement or other legal or equitable relief that may be otherwise available.

Participation Agreement	Page 47
Big Stone II Power Plant	June 30, 2005

ARTICLE XII
RELATIONSHIP OF PARTIES
     12.01 Nature of Obligations. The covenants, obligations and liabilities of the Owners are intended to be several and not joint, and nothing herein contained shall be construed to create an association, joint venture, trust or partnership, or to impose a trust or partnership covenant, obligation or liability on or with regard to any one or more of the Owners. Each Owner shall be individually, responsible for its own covenants, obligations and liabilities as herein provided. No Owner or group of Owners shall be under the control of or shall be deemed to control any other Owner or the Owners as a group. No Owner shall be the agent of or have a right or power to bind any other Owner without its express written consent, except as provided in this Agreement or in any other Project Agreements.
     12.02 Tax Status. The Owners hereby elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, or such portion or portions thereof as may be permitted or authorized by the Secretary of the Treasury or his delegate insofar as such subchapter, or any portion or portions thereof, may be applicable to the Owners under this Agreement.
ARTICLE XIII
DISPUTE RESOLUTION
     All disputes arising under this Agreement (a “Dispute”) shall be addressed by the Coordination Committee. Any Owner can request that a Dispute be brought before the Coordination Committee by delivering a written request to the Coordination Committee. The Coordination Committee shall meet, negotiate and attempt in good faith to resolve the Dispute quickly, informally and inexpensively. In the event the Coordination Committee cannot resolve the Dispute within thirty (30) days after commencement of negotiations, any Party may seek available legal remedies to resolve the Dispute, whether at law or equity.
ARTICLE XIV
TERM
     14.01 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Agreement, shall continue in effect for a period extending through the fiftieth (50th) anniversary of the date of Commercial Operation, but shall continue indefinitely past such fiftieth (50th) anniversary unless any Owner gives written notice not less then two (2) years prior to the fiftieth (50th) anniversary (the “Termination Notice”) that it desires to terminate this Agreement on such fiftieth (50th) anniversary or at any time thereafter. The Termination Notice shall specify a date that this Agreement shall terminate that is no sooner than two (2) years after the date of the Termination Notice (the “Termination Notice Period”). The Coordination Committee shall, within sixty (60) days after the date of the Termination Notice, determine whether to sell the Plant as a going concern on a date as near as possible to the end of the Termination Notice Period or to decommission the Plant so that it ceases Commercial Operation at the end of the Termination Notice Period. If the Coordination Committee, with the approval of a Double Majority, approves the sale of the Plant or its decommissioning, the Plant shall be sold or decommissioned. The date that all actions necessary to complete the windup of

Participation Agreement	Page 48
Big Stone II Power Plant	June 30, 2005

the Plant have been completed is referred to herein as the “Termination Date,” and the period beginning on the Effective Date and ending on the Termination Date is referred to herein as the “Term.”
     14.02 Windup Events. In connection with any termination of this Agreement, the Owners shall complete the Windup Events. The Windup Events shall include the following actions by the Engineering and Operating Committee or its designee:
(a)	the termination of all Project Agreements upon the completion of the Windup Events in accordance with the terms thereof, the cancellation costs for which shall become Project Costs;

(b)	the timely disposition of all Plant Property by sale, auction, partition or otherwise;

(c)	the deposit of any proceeds from the disposition in the Trust Account (provided, however, than an Owner that withdraws from the Project pursuant to Section 3.05(b)(i) of this Agreement shall not be entitled to receive any payment paid by such Owner in connection with such withdrawal pursuant to Section 3.05(b)(i) of this Agreement or otherwise); and

(d)	any other steps necessary steps for the winding-up of the Project, including the disbursement to the Owners proportionately based on Ownership Shares of any balance remaining in the Trust Account after the payment of all obligations related in any way to the Project, the Plant or other Plant Property.
     14.03 Termination by Agreement. This Agreement may be terminated at any time by the unanimous written agreement of all the Owners and shall automatically terminate if at any time all the Ownership Shares become vested in a single Owner.
     14.04 Return of Real Property to Otter Tail. In the event this Agreement terminates for any reason prior to Financial Closing, then all real property rights previously owned by Otter Tail and transferred for the benefit of the Project shall be transferred and the Owners shall transfer title thereto to Otter Tail, free and clear of all liens or encumbrances and Otter Tail shall return any funds previously paid to Otter Tail by Owners therefore.
ARTICLE XV
REPRESENTATIONS, WARRANTIES
     15.01 Representations and Warranties. Each Owner represents and warrants as follows:
(a)	it is, as applicable, an agency, cooperative corporation, consumers power district, municipal corporation and political subdivision, corporation duly organized, validly existing and in good standing under the laws of the state of its formation and authorized to conduct business in South Dakota;

(b)	it has the power and authority to enter into and perform this Agreement and is not prohibited from entering into this Agreement or discharging and performing all

Participation Agreement	Page 49
Big Stone II Power Plant	June 30, 2005

covenants and obligations on its part to be performed under and pursuant to this Agreement;

(c)	it has taken all action required by Applicable Law in order to approve, execute and deliver this Agreement;

(d)	the execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance by such Owner with the provisions of this Agreement will not conflict with or constitute a breach of or a default under or require any consent, license or approval that has not been obtained pursuant to any of the terms, conditions or provisions of any law, rule or regulation, any order, judgment, writ, injunction, decree, determination, award or other instrument or legal requirement of any court or other agency of government, the documents of its formation or any contractual limitation, restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, lease, other evidence of indebtedness or any other agreement or instrument to which it is a party or by which it or any of its property is bound and will not result in a breach of or a default under any of the foregoing;

(e)	it has taken all such action as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery hereof, and the consummation of transactions contemplated hereby;

(f)	there are no bankruptcy, insolvency, reorganization or receiverships pending or being contemplated by it, or to its knowledge threatened against it;

(g)	to its knowledge, there are no actions, proceedings, judgments, rulings or orders issued by, or pending before any court or other governmental body that would materially adversely affect its ability to perform its obligations under this Agreement; and

(h)	this Agreement is a legal, valid and binding obligation of such Owner enforceable in accordance with its terms, except as limited by laws of general applicability limiting the enforcement of creditor’s rights or by the exercise of judicial discretion in accordance with general principles of equity.
ARTICLE XVI
MISCELLANEOUS
     16.01 Publicity Policy. In recognition of the requirements and desire of the Parties to disclose information regarding their ownership and involvement with BSP II and its activities, a Party may:
(a)	disclose information regarding BSP II as may be required by any Applicable Law;

(b)	provide information regarding BSP II to its Affiliates, employees, agents, lenders, investors, consultants, advisors, contractors, accountants and counsel; and

Participation Agreement	Page 50
Big Stone II Power Plant	June 30, 2005

(c)	publicize to any third-party (including, but not limited to, through press releases and other media) information about the general activities of BSP II and any otherwise publicly available information; provided, however, Parties shall seek to avoid publicizing to third parties:
(i)	financial information about BSP II, including the economics of the Project, except as required to obtain financing or to update rating agencies or an Owner’s lender;

(ii)	information regarding other Parties;

(iii)	information a Party specifically identifies as commercially sensitive (such as information about ongoing Project negotiations); and

(iv)	information respecting the positions of BSP II on federal or state policy matters (unless consistent with the policy goals or a policy initiative of BSP II as generally understood by the Parties).
If a Party desires to release information described in Sections 16.01(c)(i)-(iv), then that Party shall describe the intended release of information to the E&O Committee and the E&O Committee shall respond promptly to the Party with any concerns about such release.
     16.02 Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Owners and Parties hereto, except as otherwise explicitly not permitted herein.
     16.03 Notices. Notices required by this Agreement from a Party hereto shall be addressed to the other Parties, at the addresses noted in Exhibit A, and may be updated from time to time by written notice to all Parties. Any notice, request, consent, or other communication required or authorized under this Agreement to be given by one Party to another Party shall be in writing. It shall either be hand delivered or mailed, postage prepaid, to the representative of said Party. If mailed, the notice, request, consent or other communication shall be simultaneously sent by facsimile or other electronic means. Any such notice, request, consent, or other communication shall be deemed to have been received by the close of the Business Day on which it was hand delivered or transmitted electronically (unless hand delivered or transmitted after the close of business, in which case it shall be deemed received at the close of the next Business Day). Real-time or routine communications concerning the operation of the Joint Facilities shall be exempt from this Section 16.03.
     16.04 Force Majeure. The performance of any obligation required hereunder shall be excused during the continuation of any Force Majeure Event suffered by the Owner whose performance is hindered in respect thereof, and the time for performance of any obligation that has been delayed due to the occurrence of a Force Majeure Event shall be similarly extended. The Owner experiencing the delay or hindrance shall use reasonable efforts to notify the other Owners in writing of the occurrence of such Force Majeure Event and the anticipated period of delay within ten (10) days after the commencement of the Force Majeure Event, provided that the failure of the Owner experiencing the delay or hindrance to notify the other Owners within

Participation Agreement	Page 51
Big Stone II Power Plant	June 30, 2005

such ten (10) day period shall not preclude such Owner from claiming a Force Majeure Event hereunder. Each Owner suffering a Force Majeure Event shall take, or cause to be taken, such action as may be necessary to overcome or otherwise to mitigate, in all material respects, the effects of any Force Majeure Event suffered by any of them and to resume performance hereunder as soon as practicable under the circumstances.
     16.05 Waiver. Failure to enforce any right or obligation by any Owner with respect to any matter arising in connection with this Agreement shall not constitute a waiver as to that matter nor to any other matter. Any waiver by any Owner or Party hereto of its rights with respect to a default under this Agreement or with respect to any other matters arising in connection with this Agreement must be in writing. Such waiver shall not be deemed a waiver with respect to any subsequent default or other matter.
     16.06 Survival. Notwithstanding any provisions herein to the contrary, the confidentiality obligations set forth in Section 16.01, the indemnity obligations set forth herein and the limitations on liabilities set forth herein shall survive (in full force) the expiration or termination of this Agreement, and shall continue to apply to all Owners and Parties hereto that either terminate or transfer their interest in this Agreement even after such termination or transfer.
     16.07 Severability. If any of the terms of this Agreement are finally held or determined to be invalid, illegal or void, all other terms of the Agreement shall remain in effect; provided that the Owners and Parties hereto shall enter into good faith negotiations concerning the terms affected by such decision for the purpose of achieving conformity with requirements of any Applicable Law and the intent of the Owners and Parties hereto.
     16.08 Governing Law. This Agreement shall be interpreted and enforced in accordance with the Laws of the State of South Dakota without regard to its conflict of laws provisions.
     16.09 Consent to Jurisdiction. Each of the Owners and Parties hereto hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement may be brought in any of the courts of the United States of America for the District of South Dakota having subject matter jurisdiction and, by execution and delivery of this Agreement and such other documents executed in connection herewith, each Owner and Party hereby:
(a)	accepts the non-exclusive jurisdiction of the aforesaid courts;

(b)	irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents;

(c)	irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that

Participation Agreement	Page 52
Big Stone II Power Plant	June 30, 2005

any such suit, action or proceedings brought in any such court has been brought in any inconvenient forum;

(d)	agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Owner or Party at its address set forth below, or at such other address of which the other Owners or Parties hereto shall have been notified; and

(e)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring any suit, action or proceeding in any other jurisdiction.
     16.10 Waiver of Trial by Jury. EACH OF THE OWNERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OWNER OR PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OWNERS AND PARTIES ENTERING INTO THIS AGREEMENT.
     16.11 No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the Owners and Parties hereto and nothing contained herein shall be construed to create any duty to, or standard of care with reference to, or any liability to, or any benefit for, any Person not an Owner or a Party to this Agreement.
     16.12 Cooperation. The Owners and Parties hereto acknowledge that they are entering into a long-term arrangement in which the cooperation of all of them will be required. If, during the Term, changes in the operations, facilities or methods of any Owner or Party will materially benefit an Owner or Party without detriment to the other Owners or Parties, the Owners and Parties commit to each other to make reasonable efforts to cooperate and assist each other in making such change.
     16.13 Captions. All indexes, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to affect the meaning of the content or scope of this Agreement.
     16.14 Entire Agreement. This Agreement shall supersede all other prior and contemporaneous understandings or agreements, both written and oral, among the Owners and Parties relating to the subject matter of this Agreement.
     16.15 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument, and may be executed by facsimile signature, which shall be considered as an original.

Participation Agreement	Page 53
Big Stone II Power Plant	June 30, 2005

     16.16 Further Assurances. Upon the receipt of a written request from any Owner or Party, each Owner and Party shall execute such additional documents, instruments and assurances and take such additional actions as are reasonably necessary and desirable to carry out the terms and intent hereof. This provision shall apply to Owners and Parties that either transfer or terminate their interest in this Agreement even after the termination or transfer. No Owner or Party shall unreasonably withhold, condition or delay its compliance with any reasonable request made pursuant to this Section 16.16; and if the Ownership Share of any Owner shall be changed or transferred in accordance with this Agreement, the Owners or their successors and permitted assigns shall execute appropriate amendments of this Agreement recognizing the changes in ownership and the addition or substitution of any new parties as Owners under this Agreement.
[The next page is the signature page.]

Participation Agreement	Page 54
Big Stone II Power Plant	June 30, 2005

     IN WITNESS WHEREOF, the Parties hereto have caused their names to be hereunto subscribed by their officers thereunto duly authorized, intending thereby that this Agreement shall be effective as of the Effective Date.
OWNERS:

CENTRAL MINNESOTA MUNICIPAL	GREAT RIVER ENERGY
POWER AGENCY

By /s/ Paul I. Leland	By /s/ David Saggau

Paul Leland	David Saggau
Its President	Its President and Chief Executive Officer

HEARTLAND CONSUMERS POWER	MONTANA-DAKOTA UTILITIES CO., a
DISTRICT	Division of MDU Resources Group, Inc.

By /s/ Michael McDowell	By /s/ Bruce T. Imsdahl

Michael McDowell	Bruce T. Imsdahl
Its General Manager	Its President and Chief Executive Officer

SOUTHERN MINNESOTA MUNICIPAL	OTTER TAIL CORPORATION dba Otter Tail
POWER AGENCY	Power Company

By /s/ Raymond A. Hayward	By /s/ Charles S. MacFarlane

Raymond A. Hayward	Charles S. MacFarlane
Its Executive Director and CEO	Its President

WESTERN MINNESOTA MUNICIPAL
POWER AGENCY

By /s/ Donald E. Habicht

Donald E. Habicht
Its President

Participation Agreement	Page 55
Big Stone II Power Plant	June 30, 2005

EXHIBIT A
PARTY
CENTRAL MINNESOTA MUNICIPAL POWER AGENCY
459 South Grove Street
Blue Earth, MN 56013
Attn: Donald E. Kom, Executive Director
Telephone: (507) 526-2193
Facsimile: (507) 526-2527
E-mail: donk@utplus.com
GREAT RIVER ENERGY
17845 East Highway 10
Elk River, MN 55330
Attn: David Saggau, President and Chief Executive Officer
Telephone: (763) 241-2286
Facsimile: (763) 241-2366
E-mail: dsaggau@grenergy.com
HEARTLAND CONSUMERS POWER DISTRICT
203 West Center Street
Madison, SD 57042
Attn: Michael McDowell, General Manager
Telephone: (605) 256-6536
Facsimile: (605) 256-2990
E-mail: mmcdow@hcpd.com
MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources, Inc.
400 North Fourth Street
Bismarck, ND 58501
Attn: Andrea L. Stomberg, Vice President – Electric Supply
Telephone: (701) 222-7752
Facsimile: (701) 222-7606
E-mail: andrea.stomberg@mdu.com

Participation Agreement	Page 56
Big Stone II Power Plant	June 30, 2005

OTTER TAIL CORPORATION dba Otter Tail Power Company
215 South Cascade St.
P.O. Box 496
Fergus Falls, MN 56538-0496
Attn: Charles MacFarlane
Telephone: (218) 739-8353
Facsimile: (218) 739-8218
E-mail: cmacfarlane@otpoc.com
SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY
500 First Avenue SW
Rochester, MN 55902-3303
Attention: Mr. Peter J. Reinarts, P.E.
Manager – Generation, Operations and Marketing
Telephone: (507) 292-6452
Facsimile: (507) 292-6414
E-mail: pj.reinarts@smmpa.org
and
SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY
500 First Avenue SW
Rochester, MN 55902-3303
Attention: Mr. David P. Geschwind, P.E.
Chief Operating Officer
Telephone: (507) 292-6460
Facsimile: (507) 292-6414
E-mail: dp.geschwind@smmpa.org

Participation Agreement	Page 57
Big Stone II Power Plant	June 30, 2005

WESTERN MINNESOTA MUNICIPAL POWER AGENCY
25 N.W. 2nd Street, Suite 102
Ortonville, MN 56278-1411
Attention: Mr. Don Habicht
Telephone: (320) 839-2549
Facsimile: (320) 839-2540
E-mail: david.fhmab@midconetwork.com
and
MISSOURI RIVER ENERGY SERVICES
3724 West Avera Drive
P.O. Box 88920
Sioux Falls, SD 57109-8920
Attn: Mr. Ray Wahle
Telephone: (605) 338-4042
Facsimile: (605) 978-9360
E-mail: rwahle@mrenergy.com

Participation Agreement	Page 58
Big Stone II Power Plant	June 30, 2005

EXHIBIT B

OWNER	OWNERSHIP SHARE
CMMPA	30 Megawatts (5%)
GRE	116 Megawatts (19.333333%)
Heartland	25 Megawatts (4.166667%)
Montana-Dakota	116 Megawatts (19.333333%)
Otter Tail	116 Megawatts (19.333333%)
SMMPA	47 Megawatts (7.833333%)
WMMPA	150 Megawatts (25%)

Total:	600 Megawatts (100%)

Participation Agreement	Page 59
Big Stone II Power Plant	June 30, 2005

EXHIBIT B-1

CMMPA	30 (5.357143%)
GRE	116 (20.714286%)
Heartland	25 (4.464286%)
Montana-Dakota	116 (20.714286%)
Otter Tail	116 (20.714286%)
SMMPA	47 (8.392857%)
WMMPA	110 (19.642857%)

Total:	560 (100%)

Participation Agreement	Page 60
Big Stone II Power Plant	June 30, 2005

SCHEDULE 3.02(a)
OWNER FINANCING PLANS
(*) (19 pages omitted)

Participation Agreement	Page 61
Big Stone II Power Plant	June 30, 2005

SCHEDULE 3.03(a)
REAL AND/OR PERSONAL PROPERTY INTENDED TO BE PLANT PROPERTY
HELD BY OTTER TAIL
Located in Grant County, Big Stone Township, Sections 14 and 15, Township 121, Range 47, South Dakota.
Real Property Owned in Fee Title:
Rabe Family Trust. 295.78 acres, more or less, located in Section 14, Township 121, Range 46, purchased October 17, 2001.
        The North 1/2 of the Southeast 1/4 and the East 1/2 of the Southwest 1/4, except Lot 1 and a portion of Lot 2, Rabe Farm Subdivision located in the Southeast 1/4 of Section 14, township 121, Range 47.
AND
The East 1/2 of the Northwest 1/4 and the West 1/2 of the Northeast 1/4, except Lots 1 and 2, Lagoon Addition located in the North 1/2 of Section 14, Township 121 North, Range 47 West of the 5th P.M.
AND
The South 1/2 of the Southeast 1/4, except Lot 2 (52.13 acres, more or less), Rabe Farm Subdivision located in the Southeast 1/4 of Section 14, Township 121, Range 47.
EXCEPTION
Lot 1 (10.98 acres, more or less), Rabe Farm Subdivision, located in the Southeast 1/4 of Section 14, Township 121 North, Range 47 West of the 5th P.M.
Options to Purchase Real Property:
1.	Bray property, 34.31 acres, more or less. Lot 1, Bray Subdivision, located in the East 1/2 of the Northeast 1/4, and the East 1/2 of the Southeast 1/4, Section 15, Township 121 North, Range 47 West of the 5th P.M., Grant County, South Dakota. $699,940.50 to be paid upon exercise.

2.	E & M Farms, Inc., 305.75 acres, more or less. The East 1/2 of the Northwest 1/4, the West 1/2 of the Southeast 1/4, except Lot 1, E & M Farms, Inc. Addition in the Southwest 1/4 of the Southeast 1/4, the East 1/2 of the Southwest 1/4, and the West 1/2 of the Northeast 1/4, all in Section 15, Township 121 North, Range 47 West of the 5th P.M., Grant County, South Dakota. $749,087.50 to be paid upon exercise.

Participation Agreement	Page 62
Big Stone II Power Plant	June 30, 2005

3.	Donald & Nicole Bray, Record Title Holder, and Timothy & Nikki Rabe, Contract for Deed Purchaser, 285.69 acres, more or less. The West 1/2 of the West 1/2 of Section 14, and the East 1/2 of the East 1/2 of Section 15, in Township 121 North, Range 47, except the building site and approximately 20 acres adjoining the buildings on the Southwest part of the East 1/2 of the Southeast 1/4 of Section 15, Township 121 North of Range 47 West of the 5th P.M., Grant County, South Dakota, containing 256 tillable acres, EXCEPTION: Lot 1, Bray Subdivision, located in the East 1/2 of the Northeast 1/4 and the East 1/2 of the Southeast 1/4, Section 15, Township 121 North, Range 47 West of the 5th P.M., Lot 1 contains 5.73 acres in the East 1/2 of the Northeast 1/4 and 28.58 acres in the East 1/2 of the Southeast 1/4, Section 15, Township 121 North, Range 47. Subject to easements and reservations of record. $84,059.50 to be paid upon exercise.

Participation Agreement	Page 63
Big Stone II Power Plant	June 30, 2005

SCHEDULE 3.05(a)
REFERENCE RATE METHODOLOGY
In order to arrive at the Reference Rate, the following were calculated as described below to obtain these figures in MWH.
(*)
If the scope of the Project is changed, the Reference Rate shall be revised accordingly.

Participation Agreement	Page 64
Big Stone II Power Plant	June 30, 2005

SCHEDULE 7.01
TRUST AGREEMENT
     This Trust Agreement (the “Trust Agreement”), dated as of the 25th day of June, 2005, is by and among Central Minnesota Municipal Power Agency, an agency incorporated under the laws of Minnesota; Great River Energy, a cooperative corporation incorporated under the laws of Minnesota; Heartland Consumers Power District, a consumers power district formed and organized under the South Dakota Consumers Power District Law (Chapter 49-35 of the South Dakota Codified Laws); Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc., a corporation incorporated under the laws of the State of Delaware; Otter Tail Corporation, a corporation under the laws of Minnesota doing business as Otter Tail Power Company (“Otter Tail”); Southern Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota; and Western Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota (each individually a “BSP II Owner” and, collectively, the “BSP II Owners”), and U.S. Bank National Association, a national banking association (the “Trustee”).
WITNESSETH:
     WHEREAS, the BSP II Owners intend to enter into that certain Big Stone II Power Plant Participation Agreement effective as of June 30, 2005 (the “Participation Agreement”) and that certain Operation & Maintenance Services Agreement effective as of June 30, 2005 (the “O&M Agreement”) (the Participation Agreement and the O&M Agreement are collectively referred to herein as the “BSP II Agreements”), pursuant to which the BSP II Owners, among other things, provide for the establishment of a trust account by Otter Tail on behalf of the BSP II Owners; and
     WHEREAS, the BSP II Owners desire to retain the Trustee to serve as the trustee, and the Trustee desires to provide such services, as contemplated under the BSP II Agreements, on behalf of the BSP II Owners.
     NOW, THEREFORE, for and in consideration of these premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Otter Tail and Trustee hereby agree as follows:

Participation Agreement	Page 65
Big Stone II Power Plant	June 30, 2005

     1. Deposit of Funds with Trustee. The BSP II Owners will make payments to the Trustee, to be deposited into Trustee’s trust account number (*) (the “Trust Account”), as provided in the BSP II Agreements, copies of which have been previously provided to Trustee by Otter Tail (the “Trust Funds”). The Trust Funds shall be held in the Trust Account and distributed by the Trustee strictly in accordance with the terms and conditions of this Trust Agreement; provided, however, that the Trustee and Otter Tail acknowledge that, with respect to the administration of the Trust Account and Trust Fund, in the event of conflict between this Trust Agreement and the BSP II Agreements, that the BSP II Agreements shall govern. The Trustee and Otter Tail further acknowledge that the BSP II Agreements are subject to amendment by the BSP II Owners at any time on or after June 30, 2005.
     2. Investment of Trust Funds. The Trustee shall invest the Trust Funds as indicated on Exhibit A hereto. The BSP II Owners shall be entitled to any interest accrued on the Trust Funds, as contemplated by the O&M Agreement; provided, however, that notwithstanding the foregoing, any BSP II Owner may irrevocably determine that any interest accruing with respect to such BSP II Owner’s deposits into the Trust Account shall be designated as Trust Funds for purposes of this Trust Agreement and, upon such determination, such interest shall be retained in the Trust Account. Such determination shall be made by written notice such BSP II Owner to the Trustee, with copies delivered to all other BSP II Owners (an “Irrevocable Determination”). Any amounts retained in the Trust Account for which an Irrevocable Determination has been made shall be credited against the next succeeding progress payment requisitioned from such BSP II Owner and such progress payment shall be reduced accordingly. Trustee shall distribute such interest accrued on the Trust Funds on a quarterly basis to the BSP II Owners, beginning on or about September 30, 2005. Otter Tail shall provide the Trustee payment instructions. The BSP II Owners acknowledge that the Trustee shall not be responsible for any diminution in the Trust Funds due to losses resulting from investments, unless such losses are the result of Trustee’s gross negligence, willful misconduct, or breach of this Trust Agreement.
     3. Trust Account Procedures.

Participation Agreement	Page 66
Big Stone II Power Plant	June 30, 2005

     (a) Otter Tail shall notify the Trustee in writing which individuals are authorized to make withdrawals from the Trust Account on behalf of Otter Tail, which individuals shall be designated as contemplated in Section 3.05 of the O&M Agreement and shall be corporate officers of Otter Tail or the BSP II Plant Manager;
     (b) On or before June 30, 2005, each BSP II Owner shall pay into the Trust Account the amount indicated required for it on Exhibit B to finance the development of the BSP II project until the BSP II financial closing;
     (c) After June 30, 2005, Trust Funds shall be requisitioned from the BSP II Owners as follows:
     (i) In the event that the progress payment made pursuant to Section 3(b) of this Agreement or any subsequent progress payment is not sufficient to fund the completion of all Phase II (as such term is defined in the Participation Agreement) activities, then prior to the depletion of all previously made progress payments, Otter Tail, as directed by the BSP II E&O Committee, shall issue a written requisition notice to the BSP II Owners, which written notice shall state the amount required to be deposited into the Trust Account for each BSP II Owner to provide for the Phase II project costs reasonably expected to be expended in excess of previously made progress payments. The BSP II Owners shall pay such amounts within forty-five (45) days of such requisition.
     (ii) During Phases II, III and IV (as such terms are defined in the Participation Agreement), unless the BSP II Engineering and Operating Committee directs otherwise, Trust Funds shall be requisitioned from the Owners from time to time as reasonably determined by Otter Tail, as directed by the BSP II E&O Committee. Unless otherwise directed by the BSP II Engineering and Operating Committee, Otter Tail shall issue a requisition notice to the BSP II Owners no later than the 15th of each month, which notice shall state amounts required to be deposited into the Trust Account

Participation Agreement	Page 67
Big Stone II Power Plant	June 30, 2005

by each BSP II Owner on each Monday (or the next business day in the event a Monday is a bank holiday) of the upcoming month, and include an accounting of the BSP II project costs then due and payable (or that will become due and payable before the end of the upcoming month) and copies of any invoices or other supporting materials. The BSP II Owners shall promptly pay such amounts by electronic funds transfer into the Trust Account on the Monday (or next business day) so indicated on the notice.
     (d) No BSP II Owner shall have any right, title or ownership interest in the Trust Account other than a beneficial interest, in proportion to its ownership share, nor any right to withdraw or direct application of Trust Funds, nor otherwise exercise control over the Trust Account. Trust Funds constitute and shall be a prepayment of the BSP II Owners’ obligations to pay BSP II project costs.
     (e) The BSP II Owners (either directly or through a third party retained by the BSP II Owners) shall be entitled, at their own expense, to review and audit all deposits and withdrawals by the Trustee from the Trust Account and Trustee shall cooperate with the BSP II Owners in connection with any such audit; provided, however, that the BSP II Owners shall provide the Trustee with at least twenty-four (24) hours prior written notice of their intent to do so.
     (f) Otter Tail shall have the right, at any time and from time to time, to withdraw from the Trust Account, with the prior concurrence of the BSP II E&O Committee, upon notice to the Trustee in the form of a request for withdrawal substantially in the form of Exhibit C attached hereto (“Request for Withdrawal”), signed by a duly authorized representative of Otter Tail. Otter Tail shall not be required to present any other statement or document in addition to a Request for Withdrawal in order to withdraw Trust Funds. All Requests for Withdrawal shall be signed by one of Otter Tail’s authorized representatives listed on Exhibit D attached hereto, which Exhibit D Otter Tail may, with notice to Trustee, amend from time to time.

Participation Agreement	Page 68
Big Stone II Power Plant	June 30, 2005

     4. Termination of Trust. The BSP II Owners may terminate the Trust for any reason or no reason with at least sixty (60) days’ prior written notice of such termination to the Trustee. Upon termination, any Trust Funds and other deposits that have been made to or other assets that have been placed into the Trust Account during the term of this Trust Agreement and that remain in the Trust Account shall be distributed as contemplated by the BSP II Agreements.
     5. Trustee Duties. The Trustee shall be responsible for (i) the safekeeping of the funds in the Trust Account and administering the Trust Account in accordance with the provisions of this Trust Agreement, and (ii) for exercising the standard of care with respect to the Trust Funds that a trustee engaged in the banking or trust company industry would observe in such affairs. Trustee shall incur no liability whatsoever (except for its gross negligence, willful misconduct, or breach of this Trust Agreement) so long as it has acted in good faith. The Trustee shall be under no responsibility in respect of the Trust Funds deposited with it, other than to follow the instructions herein contained. The Trustee may consult with counsel of its choice (and the BSP II Owners shall reimburse Trustee for reasonable attorneys’ fees incurred by Trustee in connection therewith) and shall be fully protected in any action taken in good faith pursuant to the Trust Agreement and in accordance with the advice of such counsel. It shall not be required to defend any proceeding which may be instituted against it by any third party with respect to the subject matter of these instructions, unless requested to do so by the BSP II Owners and indemnified against the reasonable and necessary cost and expense of such defense. The Trustee shall not be required to institute legal proceedings of any kind. It shall have no responsibility for the genuineness or validity of any document or other item deposited with it, and it shall be fully protected in relying upon any written notice, demand, certificate, or document which it in good faith believes to be genuine. The Trustee shall also be fully protected by acting in good faith in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper officers or persons from Otter Tail.
     6. Indemnification. The Trustee shall be indemnified, jointly and severally, and held harmless by the BSP II Owners, from and against any and all liability to a third party, including all

Participation Agreement	Page 69
Big Stone II Power Plant	June 30, 2005

expenses reasonably incurred in its defense, to which the Trustee shall be subject by reason of any action taken or omitted or any investment or disbursement of any part of the Trust Funds made by the Trustee pursuant to this Trust Agreement, except as a result of the Trustee’s own gross negligence, willful misconduct, or breach of this Trust Agreement. This right of indemnification shall survive for a period of ten (10) years after the termination of this Trust Agreement or resignation of the Trustee. To be entitled to this indemnity, Trustee must timely notify Otter Tail upon learning of an actual or potential claim against it that could result in a liability falling within the scope of this indemnity. The BSP II Owners shall have twenty (20) business days after receiving notice of such claim, unless such notice requires a response sooner, in which case the BSP II Owners shall respond in a timely manner, to: (i) agree to defend Trustee, (ii) agree to pay all reasonable and necessary costs incurred by Trustee in defending itself against the claim, or (iii) notify Trustee that they in good faith believe they have no obligation to indemnify Trustee.
     7. Resignation of Trustee. The Trustee may resign at any time by giving prior written notice thereof to Otter Tail; provided, however, that the Trustee must provide Otter Tail with at least sixty (60) days’ prior written notice of its intent to resign, and further provided that such resignation shall not be effective until a successor trustee shall have been appointed and shall have accepted such appointment in writing agreeable to the BSP II Owners. If an instrument of acceptance by a successor trustee shall not have been delivered to the Trustee within ninety (90) business days after the giving of such notice of resignation, Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee. In the event of the appointment of a new trust agent, once the Trustee transfers all remaining Trust Funds and other necessary materials and information to the new trustee, the Trustee shall be fully released and relieved of all duties, responsibilities, and obligations under this Trust Agreement.
     8. Notice. Any notice required or permitted under this Trust Agreement may be personally delivered or may be given by registered or certified mail, return receipt requested, overnight delivery via UPS, FedEx, or the U.S. Postal Service, or, provided that a copy is also sent via first-class mail, by electronic facsimile (with acknowledgment of complete transmission), to the parties hereto at the

Participation Agreement	Page 70
Big Stone II Power Plant	June 30, 2005

addresses set forth below. Such addresses may be changed by written notice by one party to the other parties from time to time. Notice shall be deemed given when received if sent by overnight deliver or electronic facsimile, or five days after being mailed if sent by registered or certified mail.
     Notice to the Trustee shall be delivered, mailed or faxed to:
U.S.Bank National Association
Corporate Trust Services
60 Livingston Avenue- EP-MN-WS3C
St. Paul, MN 55107
Fax No.: (651) 495-8096
Tel. No.: (651) 495-3922
Attn: Beverly Thompson
     If to Otter Tail, addressed to such party as follows:
Otter Tail Corporation
4334 18th Avenue South West
Fargo, ND 58103
Attn: Chief Financial Officer
Fax No.: (701) 232-6414
Tel. No.: (701) 232-6414
     with a mandatory copy to:
Bruce Gerhardson, Esq.
Associate General Counsel
Otter Tail Corporation
215 South Cascade Street
Fergus Falls, MN 56537
Fax No.: (218) 998-3165
Tel. No.: (218) 998-7108
     If to any other BSP II Owner, as indicated on Exhibit E attached hereto.
     9. Expenses. All of the Trustee’s fees are set forth in the letter attached hereto as Exhibit F. Such fees are payable as compensation for the ordinary administrative services to be rendered hereunder.
     10. Binding Effect. This Trust Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     11. Counterparts. This Trust Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
     12. Performance of Obligations. The parties hereto covenant, warrant, and represent to each other good faith, complete cooperation, due diligence, and honesty in fact in the performance of all obligations of the parties pursuant to this Trust Agreement.
     13. Governing Law. This Trust Agreement shall be construed, enforced, and administered in accordance with the laws of the State of Minnesota except its choice of law provisions.
[The next page is the signature page.]

Participation Agreement	Page 71
Big Stone II Power Plant	June 30, 2005

     IN WITNESS WHEREOF, the parties have executed this Trust Agreement as of the date first above written.
U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:

BSP II OWNERS:

CENTRAL MINNESOTA MUNICIPAL POWER AGENCY	GREAT RIVER ENERGY

By	By

Paul Leland	David Saggau
Its President	Its President and Chief Executive Officer

HEARTLAND CONSUMERS POWER DISTRICT	MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources Group, Inc.

By	By

Michael McDowell	Bruce T. Imsdahl
Its General Manager	Its President and Chief Executive Officer

SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY	OTTER TAIL CORPORATION dba Otter Tail Power Company

By	By

Raymond A. Hayward	Charles S. MacFarlane
Its Executive Director and CEO	Its President

WESTERN MINNESOTA MUNICIPAL POWER AGENCY

By

Donald E. Habicht
Its President

Participation Agreement	Page 72
Big Stone II Power Plant	June 30, 2005

Exhibit A
AUTOMATIC MONEY MARKET INVESTMENTS
INVESTMENT AUTHORIZATION LETTER
U.S. Bank NA is hereby directed to invest and reinvest proceeds and other available moneys in the following funds as permitted by the operative documents. Please mark one space with an X for the investment vehicle selection.
     X First American Treasury Reserve Fund
SEE FIRST AMERICAN FUNDS, INC. PROSPECTUS WHICH HAS BEEN PROVIDED. NOTE THAT THE ABOVE FUNDS’ INVESTMENT ADVISOR, CUSTODIAN, DISTRIBUTOR AND OTHER SERVICE PROVIDERS AS DESCRIBED IN THE PROSPECTUS ARE AFFILIATES OF U.S. BANK NA. SHARES OF THE ABOVE FUNDS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK INCLUDING U.S. BANK NATIONAL ASSOCIATION, U.S. BANK TRUST NATIONAL ASSOCIATION, OR ANY OF THEIR AFFILIATES, NOR ARE THEY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN THE FUNDS INVOLVES INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL. U.S. Bank NA will not vote proxies for the First American Funds. Proxies will be mailed to you for voting.
Fee Basis: Approval of investment of any of these First American mutual funds includes approval of the fund’s fees and expenses as detailed in the enclosed prospectus, including advisory and custodial fees and shareholder service expenses (which may be so-called 12b-1 shareholder service fees), which fees and expenses are paid to U.S. Bank NA, a subsidiary of U.S. Bancorp.

Participation Agreement	Page 73
Big Stone II Power Plant	June 30, 2005

Exhibit B
Deposit requirements on June 30, 2005 for BSP II owners

Company	GRE	WMMPA	OTP	MDU	HCPD	SMMPA	CMMPA	Total
Ownership share	116	150	116	116	25	47	30	600
percentage	19.33%	25.00%	19.33%	19.33%	4.17%	7.83%	5.00%	100.00%

Progress Payment	1,933,333	2,500,000	1,933,333	1,933,333	416,667	783,333	500,000	10,000,000

Unreimbursed development costs	128,889	166,666	128,889	128,889	27,778	52,222	33,333	666,665

Total amount due	2,062,222	2,666,666	2,062,222	2,062,222	444,444	835,555	533,333	10,666,665

Participation Agreement	Page 74
Big Stone II Power Plant	June 30, 2005

Exhibit C
Form of Request for Withdrawal
     Otter Tail hereby requests that Trustee immediately transfer to Otter Tail [$___] from the Trust Account established by Otter Tail for the benefit of the BSP II Owners pursuant to the Trust Agreement dated as of June 20, 2005 entered into by and between Trustee and Otter Tail. [Insert transfer instructions.]
     This Request for Withdrawal is a “Request for Withdrawal” within the meaning of Section 3(f) of the Trust Agreement. All terms used but not defined herein shall have the meanings ascribed to them in the Trust Agreement.

OTTER TAIL CORPORATION,
DBA OTTER TAIL POWER COMPANY

Dated:	By

Name:

Title:

Participation Agreement	Page 75
Big Stone II Power Plant	June 30, 2005

Exhibit D
Person(s) Designated to Authorize Disbursement of Trust Funds

	Name (printed)	Signature

1.

2.

3.

4.

Participation Agreement	Page 76
Big Stone II Power Plant	June 30, 2005

Exhibit E
CENTRAL MINNESOTA MUNICIPAL POWER AGENCY
459 South Grove Street
Blue Earth, MN 56013
Attn: Donald E. Kom, Executive Director
Telephone: (507) 526-2193
Facsimile: (507) 526-2527
E-mail: donk@utplus.com
GREAT RIVER ENERGY
17845 East Highway 10
Elk River, MN 55330
Attn: David Saggau, President and Chief Executive Officer
Telephone: (763) 241-2286
Facsimile: (763) 241-2366
E-mail: dsaggau@grenergy.com
HEARTLAND CONSUMERS POWER DISTRICT
203 West Center Street
Madison, SD 57042
Attn: Michael McDowell, General Manager
Telephone: (605) 256-6536
Facsimile: (605) 256-2990
E-mail: mmcdow@hcpd.com
MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources, Inc.
400 North Fourth Street
Bismarck, ND 58501
Attn: Andrea L. Stomberg, Vice President – Electric Supply
Telephone: (701) 222-7752
Facsimile: (701) 222-7606
E-mail: andrea.stomberg@mdu.com

Participation Agreement	Page 77
Big Stone II Power Plant	June 30, 2005

SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY
500 First Avenue SW
Rochester, MN 55902-3303
Attention: Mr. Peter J. Reinarts, P.E.
Manager – Generation, Operations and Marketing
Telephone: (507) 292-6452
Facsimile: (507) 292-6414
E-mail: pj.reinarts@smmpa.org
and
SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY
500 First Avenue SW
Rochester, MN 55902-3303
Attention: Mr. David P. Geschwind, P.E.
Chief Operating Officer
Telephone: (507) 292-6460
Facsimile: (507) 292-6414
E-mail: dp.geschwind@smmpa.org
WESTERN MINNESOTA MUNICIPAL POWER AGENCY
25 N.W. 2nd Street, Suite 102
Ortonville, MN 56278-1411
Attention: Mr. Don Habicht
Telephone: (320) 839-2549
Facsimile: (320) 839-2540
E-mail: david.fhmab@midconetwork.com
and
MISSOURI RIVER ENERGY SERVICES
3724 West Avera Drive
P. O. Box 88920
Sioux Falls, SD 57109-8920
Attention: Mr. Ray Wahle
Telephone: (605)-338-4042
Facsimile: (605) 978-9360
E-mail: rwahle@mrenergy.com

Participation Agreement	Page 78
Big Stone II Power Plant	June 30, 2005

Exhibit F
TRUSTEE’S FEES
Annual administrative fee:
(first year’s fee payable upon opening account, nonrefundable)

	If all funds are invested in a U.S. Bank proprietary investment vehicle		$2,000.00

	If funds are invested other than above		$3,500.00

Transactional Charges*

Disbursements (checks or wires)			$20.00 each

Fee for security transactions:

	A.	Settlement of trades in the open market at direction of customer	$75.00 per buy or sell

	B.	Maturities	$50.00 per maturity

*(if all funds are invested in a U.S Bank proprietary investment instrument, transactional charges will not apply)

Out-of-Pocket Expenses:
	Expenses, including but not limited to stationery,		Billed at Cost
postage, telephone, insurance, shipping, telex-telegram,
reasonable services of outside counsel and agents.
(Plus indirect out-of-pocket at 3% of administrative fee.)

Note:	Charges for performing other escrow services not specifically covered in this schedule will be determined by an appraisal of the services rendered. The fees shown in this schedule may be increased annually.

Participation Agreement	Page 79
Big Stone II Power Plant	June 30, 2005

SCHEDULE 10.01
Big Stone II Power Plant
Interconnection and
Transmission Upgrade
Allocation Agreement
By And Among
CENTRAL MINNESOTA MUNICIPAL POWER AGENCY,
GREAT RIVER ENERGY,
HEARTLAND CONSUMERS POWER DISTRICT,
MONTANA-DAKOTA UTILITIES CO., A DIVISION OF MDU RESOURCES GROUP, INC.,
OTTER TAIL CORPORATION dbaOTTER TAIL POWER COMPANY,
SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY, AND
WESTERN MINNESOTA MUNICIPAL POWER AGENCY
JUNE 30, 2005

Interconnection and Transmission Upgrade Allocation Agreement	Page 80
Big Stone II Power Plant	June 30, 2005

Interconnection and Transmission Upgrade Allocation Agreement	Page 81
Big Stone II Power Plant	June 30, 2005

Interconnection and Transmission Upgrade
Allocation Agreement
     THIS INTERCONNECTION AND TRANSMISSION UPGRADE ALLOCATION AGREEMENT (the “Agreement”) is made as of June 30, 2005 (the “Effective Date”), by and among Central Minnesota Municipal Power Agency, an agency incorporated under the laws of Minnesota, Great River Energy, a cooperative corporation incorporated under the laws of Minnesota (“GRE”), Heartland Consumers Power District, a consumers power district formed and organized under the South Dakota Consumers Power District Law (Chapter 49-35 of the South Dakota Codified Laws), Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc., a corporation incorporated under the laws of the State of Delaware, Otter Tail Corporation, a corporation incorporated under the laws of Minnesota, doing business as Otter Tail Power Company (“Otter Tail”), Southern Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota, and Western Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota (“WMMPA”) (each individually a “Party” and, collectively, the “Parties”).
RECITALS
     WHEREAS, the Parties have entered into the Participation Agreement, the 2005 Joint Facilities Agreement, and the O&M Agreement (as such terms are defined below) as of the Effective Date; and
     WHEREAS, under the Participation Agreement, each Party has determined that the sharing and allocation of BSP II’s generating capacity can best be accomplished by acquiring, owning and managing the related property rights necessary to build, own and operate BSP II as tenants in common; and
     WHEREAS, under the Participation Agreement, each Party intends to rely on the capacity and electric energy generated by BSP II as part of its system planning and reliability obligations and to serve the needs of its current and future customers; and
     WHEREAS, the Parties, under this Agreement, desire to document their agreement with respect to the interconnection and transmission upgrades to be made in connection with BSP II.
     NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound by this Agreement, the Parties covenant and agree as follows:

Interconnection and Transmission Upgrade Allocation Agreement	Page 82
Big Stone II Power Plant	June 30, 2005

AGREEMENTS
ARTICLE I
DEFINITIONS, RULES OF INTERPRETATION
     1.01 Rules of Construction. The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in Prudent Utility Practice (as such term is defined below). Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:
(a)	The masculine shall include the feminine and neuter.

(b)	References to “Articles,” “Sections,” “Schedules,” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of this Agreement.

(c)	This Agreement was negotiated and prepared by each of the Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

(d)	The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement.
     1.02 Defined Terms. In addition to definitions appearing elsewhere in this Agreement, the following terms have the following meanings:
     2005 Joint Facilities Agreement: Shall mean that certain Big Stone I and Big Stone II 2005 Joint Facilities Agreement dated as of June 30, 2005 by and among the Parties and NorthWestern Corporation.
     Affiliate(s): Shall mean with respect to any Person:
(a)	any Person that directly or indirectly, controls or is controlled by or is under common control with such Person; or

(b)	any Person that beneficially owns or holds fifty percent (50%) or more of any class of voting securities of such Person or owns or holds fifty percent (50%) or more of an ownership interest (on a fully diluted basis) in such Person.
For the purposes of this definition, “control,” “controlled by,” and “under common control with,” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by

Interconnection and Transmission Upgrade Allocation Agreement	Page 83
Big Stone II Power Plant	June 30, 2005

contract or otherwise. Notwithstanding the foregoing provisions, Operator and Owners (except with regard to Otter Tail) shall not be deemed to be Affiliates of each other and any Person that is otherwise an Affiliate of Operator shall not be deemed to be an Affiliate of Operator for purposes of this Agreement to the extent such Person is acting in its capacity as an Owner.
     Agreement: Shall mean this Agreement, as amended from time to time.
     Applicable Law: Shall mean:
(a)	any and all Laws, legislation, statutes, codes, acts, rules, regulations, ordinances, treaties or other similar legal requirements enacted, issued or promulgated by a Governmental Authority;

(b)	any and all orders, judgments, writs, decrees, injunctions, Governmental Approvals or other decisions of a Governmental Authority; and

(c)	any and all legally binding announcements, directives or published practices or interpretations, regarding any of the foregoing in (a) or (b) of this definition, enacted, issued or promulgated by a Governmental Authority;
to the extent, for each of the foregoing in (a), (b) and (c) of this definition, applicable to or binding upon (i) BSP II; (ii) a Party, its Affiliates, its members, it partners or their respective Representatives, to the extent any such Person is engaged in activities related to BSP II; or (iii) the property of a Party, its Affiliates, its members, its partners or their respective Representatives, to the extent such property is used in connection with BSP II or an activity related to BSP II.
     ATRR: Shall have the meaning given to such term in Section 2.08(a).
     Baseline Rate Impact: Shall have the meaning given to such term in Section 2.08(a).
     BSP I: Shall mean the existing 450 MW coal-fired electrical generating plant located in Grant County, South Dakota known as the Big Stone Plant.
     BSP II or Plant: Shall mean the new, approximately 600 MW coal-fired electrical generating plant to be located adjacent to BSP I, and owned jointly by the Parties.
     Capacity: Shall mean an electrical rating expressed in megawatts (MW).
     Commercial Operation: Shall mean that the Plant is operating and producing Capacity and Energy on a continuous basis, and is delivering such Energy to the Owners at the Interconnection Point in accordance with Prudent Utility Practice and Applicable Law.
     Commercial Operation Readiness: Shall mean such time as the Plant has been completed in accordance with the Plans and Specifications, has successfully completed construction and operational testing specified in the Construction Contracts, is able to operate

Interconnection and Transmission Upgrade Allocation Agreement	Page 84
Big Stone II Power Plant	June 30, 2005

and produce Capacity and Energy on a continuous basis, and is able to deliver such Energy to the Owners at the Interconnection Point in accordance with Prudent Utility Practices and Applicable Law.
     Common Interconnection Facilities: Shall mean (i) the new interconnection facilities identified in the Interconnection Study, which have been determined and specified pursuant to Attachment X of the Midwest ISO Tariff to be required to physically and electrically interconnect the Plant to the Transmission System, and (ii) Contributing Owner Facilities pursuant to Section 2.03.
     Common Interconnection Facilities Upgrades: Shall mean the minimum necessary upgrades to the Transmission System that would not have been required but for the Owners’ interconnection request, including (i) upgrades necessary to remove overloads and voltage criteria violations, and (ii) upgrades necessary to remedy short-circuit and/or stability problems resulting from the connection of the Plant to the Transmission System, and (iii) other necessary transmission facilities as determined by the Owners to facilitate the needs of the Project. Interconnection System Upgrades shall not include upgrades to the Transmission System that may be required solely to move power from the Point of Physical Connection to load and shall not include facilities and equipment owned and/or controlled, operated and maintained by the Transmission Owner on the Transmission Owner’s side of the Point of Physical Connection, including any modifications, additions, or upgrades made to such facilities and equipment, that are necessary to physically and electrically interconnect the Facility to the Transmission System.
     Construction Contracts: Shall mean the contracts and agreements for the construction of the Plant, including any transmission or other Common Interconnection Facilities, that are duly authorized and executed, as provided herein.
     Contributing Owner: Shall have the meaning given to such term in Section 2.03(a).
     Contributing Owner Facilities: Shall have the meaning given to such term in Section 2.03(a).
     Delivery Service Upgrades or DSUs: Shall mean upgrades to the Transmission System that are necessary for any of the Owners to deliver Energy from the Plant via firm transmission service to their respective native customer loads, as identified in their respective delivery service requests made prior to the Effective Date; provided, however, that Delivery Service Upgrades shall not include Common Interconnection Facilities or Common Interconnection Facilities Upgrades.
     Effective Date: Shall have the meaning given to such term in the preamble of this Agreement.
     Energy: Shall mean electric energy having characteristics commonly known as three phase alternating current, with a nominal frequency of sixty (60) Hertz, a nominal voltage equivalent to that of Otter Tail’s or its successor’s Transmission System, and measured in kilowatt-hours (kWh) or megawatt-hours (MWh).

Interconnection and Transmission Upgrade Allocation Agreement	Page 85
Big Stone II Power Plant	June 30, 2005

     Facility Book Value: Shall have the meaning given to such term in Section 2.03(b)(i).
     FERC: Shall mean the Federal Energy Regulatory Commission or any Governmental Authority which preceded or hereafter may succeed the Federal Energy Regulatory Commission.
     Final Baseline Rate Impact: Shall have the meaning given to such term in Section 2.08(a).
     Governmental Approvals: Shall mean any material authorizations or permissions issued or granted by any Governmental Authority to BSP II, its Owners and their Affiliates in connection with any activity related to BSP II.
     Governmental Authority: Shall mean any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal; any independent system operator, regional transmission organization, reliability organization, or other regulatory body; in each case having jurisdiction over an Owner, the Project, BSP II, the Plant Site, or the Transmission System to which either BSP I or BSP II is interconnected.
     GRE: Shall have the meaning given to such term in the preamble to this Agreement.
     Interconnection Study: Shall mean the Big Stone II Generator Interconnection Study performed by Otter Tail for the Midwest ISO dated November, 2004 prepared pursuant to Attachment X of the Midwest ISO open access transmission tariff in connection with large generator interconnection request (MISO generator identification number G392) associated with the Project, and any amendments, supplements, subsequent studies, and interconnection agreement which may be issued pursuant to the aforementioned large generator interconnection request.
     Laws: Shall mean any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, tariffs, governmental agreements and governmental restrictions, whether now or hereafter in effect.
     Midwest ISO or MISO: Shall mean the Midwest Independent Transmission System Operator, Inc., its successor, or any other applicable regional transmission organization.
     Midwest ISO Tariff: Shall mean the then effective Open Access Transmission Tariff of the MISO.
     Net Energy Generation: Shall mean the Energy generated by the Plant that is available to the Owners at the Point of Interconnection.
     Non-Owner System DSUs: Shall have the meaning given to such term in Section 2.05.

Interconnection and Transmission Upgrade Allocation Agreement	Page 86
Big Stone II Power Plant	June 30, 2005

     O&M Agreement: Shall mean the then effective Operating and Maintenance Agreement related to the operation and maintenance of the Plant.
     Operator: Shall mean the operator of the Plant pursuant to the O&M Agreement.
     Otter Tail: Shall have the meaning given to such term in the preamble to this Agreement.
     Owner System DSUs: Shall have the meaning given to such term in Section 2.05.
     Owner(s): Shall mean the Parties to this Agreement and, thereafter, any permitted successors and assigns to the Parties’ rights, title and interests in the Plant Property.
     Ownership Share: Shall mean the undivided percentage ownership interest of a particular Owner in Plant Property as set forth on Exhibit B of the Participation Agreement, as the same may be changed pursuant to the Participation Agreement.
     Participation Agreement: Shall mean that certain Big Stone II Power Plant Participation Agreement dated as of June 30, 2005 by and among the Parties.
     Party(ies): Shall have the meaning given to such term in the preamble to this Agreement.
     Person: Shall mean an individual, a partnership, limited liability company, an association, a joint-stock company, corporation, a business trust, consumer power district, cooperative, unincorporated association, government or any subdivision thereof, or an organized group of individuals (whether incorporated or not), or a receiver, trustee or other liquidating agent of any of the foregoing in his capacity as such.
     Plans and Specifications: Shall mean the plans and specifications for the construction and design of the Plant, including the scope of work performed by any contractor under one or more of the Construction Contracts; all work drawings, engineering and construction schedules, project schedules, project monitoring systems, specifications status lists, material and procurement ledgers, drawings and drawing lists, manpower allocation documents, management and project procedures documents, project design criteria, and any other document referred to in the Construction Contracts, in each case as approved by the Operator.
     Plant Property: Shall have the meaning given to such term in the Participation Agreement.
     Plant Site: Shall mean the real property adjacent to BSP I on which the Plant is to be located, including the real property to be acquired pursuant to the Option to Purchase Contract and any and all easements, leases, licenses, option rights, rights-of-way and other rights used in connection with the Plant.
     Point of Interconnection: Shall mean the high-voltage terminals of the Plant generator step up transformer located at the Plant.

Interconnection and Transmission Upgrade Allocation Agreement	Page 87
Big Stone II Power Plant	June 30, 2005

     Point of Physical Connection: Shall mean the physical and electrical interconnection between (i) the Common Interconnection Facilities or the Common Interconnection Facilities Upgrades and (ii) the Transmission System.
     Project: Shall mean the undertaking of the Owners with respect to the development and construction of BSP II as set forth in the Participation Agreement.
     Project Funds: Shall mean funds maintained in the segregated interest-bearing trust account already established by the Operator on behalf of the Owners to provide for obligations with respect to the Project and the Plant, which Trust Account is an express trust, as defined under South Dakota Statutes Section 55-1-3, and was created pursuant to South Dakota Statutes Sections 55-1-4 and 55-1-5, and governed by South Dakota Statutes Chapter 55-3.
     Prudent Utility Practice: Shall mean any of the practices, methods or acts required by Applicable Law, the National Electric Safety Code, MISO, the North American Electric Reliability Council, or the successors of any of them, whether or not a Party is a member thereof, or otherwise engaged in or approved by a significant portion of the utility electric generation industry during the relevant time period or any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the upper Midwest region.
     Transmission Owner: Shall have the same meaning as assigned to such term in the Midwest ISO Tariff, or the entity owning the Transmission System in the event the MISO ceases to exist.
     Transmission Provider: Shall have the same meaning as assigned to such term in the Midwest ISO Tariff, or the entity owning the Transmission System in the event the MISO ceases to exist.
     Transmission System: Shall mean the facilities that are used to provide transmission service necessary for any of the Owners to deliver the Energy from the Point of Physical Connection to their respective points of delivery. The Transmission System includes, but is not limited to, facilities, the operational control of which has been transferred to the Midwest ISO subject to FERC approval under Section 203 of the Federal Power Act.
     WMMPA: Shall have the meaning given to such term in the preamble to this Agreement.
ARTICLE II
INTERCONNECTION AND TRANSMISSION ALLOCATION
     2.01 Interconnection and Transmission Allocation.

Interconnection and Transmission Upgrade Allocation Agreement	Page 88
Big Stone II Power Plant	June 30, 2005

(a)	The provisions of the following Sections 2.02 through 2.13 express the intention of the Owners to enter into appropriate agreements that will allocate among them their respective obligations for, and rights to, transmission facilities that are the result of the Interconnection Request and Delivery Service Requests contemplated herein. Those facilities shall include: (i) Common Interconnection Facilities; (ii) Common Interconnection Facility Upgrades; and (iii) DSUs. The Owners agree that any transmission facilities and/or upgrades associated with generator interconnection and delivery of energy from the Plant to their respective customers will be assigned to one of the three types of facilities.

(b)	The Owners acknowledge that they will, in order to interconnect the Plant to the Transmission System, become parties to a Midwest ISO Interconnection Agreement and other definitive agreements setting forth the terms and conditions to implement the intentions expressed in Sections 2.02 through 2.13. The Owners agree to incorporate the principles and economic effect expressed herein into that Midwest ISO Interconnection Agreement and definitive agreements to the fullest extent possible. To the extent there is any conflict between this Agreement and the Midwest ISO Interconnection Agreement and other definitive agreements with regard to interconnection and transmission-related issues, those agreements shall control.

(c)	The Parties acknowledge that this Agreement must be filed with and approved by FERC. Accordingly, the Parties shall cooperate with the preparation of such filing and the pursuit of such approval.
     2.02 Generator Interconnection Study and Plan.
(a)	Interconnection Study and Updates to Request. The Owners acknowledge receipt of a copy of the Interconnection Study results. The Owners shall cooperate and promptly make any updates or revisions to the interconnection request that may be required for any proposed changes in the Plant design, size, interconnection configuration, or modeling data given in the request, recognizing that there may be additional interconnection costs incurred as a result. The E&O Committee shall approve any such changes.

(b)	Interconnection and Transmission Plan Identification. The Owners acknowledge that transmission tariffs of the Owners, Midwest ISO and other affected transmission providers in existence on the Effective Date may change one or more times prior to the date on which engineering and construction for the Common Interconnection Facilities, Common Interconnection Facilities Upgrades and DSUs must begin in order for the Plant to achieve scheduled Commercial Operation and therefore the allocation of costs for Common Interconnection Facilities and Common Interconnection Facilities Upgrades may not be readily ascertainable. In light of this, the Owners agree that they will as soon as practicable, develop, to facilitate planning and financing of the Project, a range of possible transmission scenarios and estimate the likelihood of each scenario

Interconnection and Transmission Upgrade Allocation Agreement	Page 89
Big Stone II Power Plant	June 30, 2005

occurring, with the goal of identifying the best plan for construction and usage of the Common Interconnection Facilities, Common Interconnection Facilities Upgrades and DSUs. The Owners shall use their best efforts to complete this by December 31, 2005. The development of such plans shall take into account the following goals: (i) equitable allocation of all costs (among Owners and appropriate non-Owners); (ii) to the greatest extent possible, allocation of all interconnection and delivery costs over areas wider than the Owners’ service territories; (iii) consistency with the regional transmission plans; (iv) avoidance of transmission rate pancaking to an Owner to deliver its entitlement of Capacity and Energy from the Plant to its load; (v) the intent of the Owners to implement the ownership, cost responsibility, and usage rights set forth in Sections 2.02 through 2.07 hereof; and (vi) the desire of the Owners to have a plan that will have the greatest likelihood of being permitted and constructed within the Project’s timelines; provided, however, that the Owners recognize that they may not be able to effectuate all of the above-referenced goals, and that if no single best approach is identified, the Owners shall pursue the most reasonable approach that does not unduly delay Commercial Operation.
     2.03 Common Interconnection Facilities: Ownership and Cost Responsibility.
(a)	Ownership. The Owners acknowledge that GRE, Otter Tail and WMMPA (each a “Contributing Owner”) have made investments in, and are currently the owners of certain transmission facilities (the “Contributing Owner Facilities”). Prior to Commercial Operation, the Owners shall use their respective best efforts to restructure the existing individual ownership of the Contributing Owner Facilities and structure the ownership of the new Common Interconnection Facilities so that prior to Commercial Operation each Owner will own a pro rata tenancy-in-common interest in all Common Interconnection Facilities and the right to a share of transfer capability in the Common Interconnection Facilities equal to (*). Responsibility, control and decision-making regarding the scheduling, operations and maintenance of such Common Interconnection Facilities shall vest in Otter Tail, unless otherwise agreed by the Owners. A definitive agreement shall be entered into among the Owners setting forth the maintenance arrangements for the Common Interconnection Facilities.

(b)	Cost Responsibility. The Owners acknowledge and agree that:
(i)	as of December 31, 2004, each of the Contributing Owner Facilities had a corresponding book value which shall be provided by the Contributing Owners to the other Owners as soon as reasonably practicable after the date hereof (the “Facility Book Value”);

(ii)	each Owner shall bear (*) of the total costs of the new Common Interconnection Facilities and the total value of the Contributing Owner Facilities to be provided by the Contributing Owners as soon as reasonably practicable after the date hereof; and

Interconnection and Transmission Upgrade Allocation Agreement	Page 90
Big Stone II Power Plant	June 30, 2005

(iii)	the Contributing Owner shall be compensated for the Facility Book Value of the Contributing Owner Facilities (*) to the extent ownership in Contributing Owner Facilities is restructured as described in Section 2.03(a). Therefore:
(x)	in consideration of receipt of its undivided ownership interest in the new Common Interconnection Facilities and the Contributing Owner Facilities, each Owner shall (*)

(y)	in consideration of the restructured ownership and conveyance of such undivided interest in the Contributing Owner Facilities, each Contributing Owner shall (*)
     2.04 Common Interconnection Facilities Upgrades: Ownership and Cost Responsibility.
(a)	Ownership. To the extent Common Interconnection Facilities Upgrades are owned by the Owners, or any of them, the Owners shall use their best efforts to allocate ownership (*). It is contemplated that the provisions herein will be accomplished by allocating ownership in the new Common Interconnection Facilities Upgrades. The Owners acknowledge that each Owner may use the facilities comprising the Common Interconnection Facilities Upgrades, but owned by any other Owner, consistent with any applicable tariff.

(b)	Cost Responsibility. The Owners shall share in the cost of Common Interconnection Facilities Upgrades on the basis of (*). Each Owner shall be responsible for the cost of the Common Interconnection Facilities Upgrades in which it is allocated ownership pursuant to Section 2.04(a), subject to payment or credit of the difference between the cost so allocated and the cost determined on the basis of (*).

(c)	Direct Assignment Facilities (Non-Owner System). For any Common Interconnection Facilities Upgrades that are directly assigned to a non-Owner Transmission System, and the non-Owner offers such direct assignment Common Interconnection Facilities Upgrades for sale, the Owners may elect to purchase

Interconnection and Transmission Upgrade Allocation Agreement	Page 91
Big Stone II Power Plant	June 30, 2005

such facilities. If all Owners do not elect to purchase such facilities, then any Owner may elect to offer to purchase such facilities individually, subject to agreement among all Owners on a method of crediting or compensating the electing Owner for that Owner’s investment in such facilities.
(d)	Operation and Maintenance Costs. Responsibility for operation and maintenance costs for Common Interconnection Facility Upgrades shall be addressed, if at all, in a separate agreement with the owners of such facility.
     2.05 Delivery Service Upgrades: Ownership and Cost Responsibility. The Owners currently contemplate two categories of DSUs: (A) “Owner System DSUs,” which shall include all DSUs made on the Transmission System of an Owner; and (B) “Non-Owner System DSUs,” which shall include all DSUs made on the Transmission System of any Person that is not an Owner.
(a)	Owner System DSUs: Modifications to Existing Facilities. With respect to Delivery Service Upgrades that involve modification, upgrade, or replacement of the existing facilities belonging to an Owner, each Owner’s Ownership thereof and Cost responsibility therefor shall be as follows:
(i)	Ownership: Each Owner shall be entitled to retain one hundred percent (100%) of its ownership interest in any existing facilities (including modifications) comprising the Owner System DSUs.

(ii)	Cost Responsibility: The total cost of Owner System DSUs facilities that have been identified in the Midwest ISO delivery service request studies pursuant to the Owners’ delivery service requests (after taking into account any salvage value and unrecoverable investment in existing facilities that are to be upgraded or replaced, and the advancement costs of planned transmission projects) shall be allocated to each Owner by applying the cost allocation described in Section 2.06 hereof.
(b)	Owner System DSUs: New Facilities. With respect to Delivery Service Upgrades that require the installation of new facilities and that do not fall under Section 2.04(a) hereof, each Owner’s Ownership thereof and Cost responsibility therefor shall be as follows:
(i)	Ownership: The Owners agree to use their best efforts to allocate Ownership so that each Owner will, as nearly as possible, own new discrete facilities (*) (rather than jointly owning such facilities). In order to give effect to this provision, as part of finalizing any delivery service plan the Owners shall agree on a plan to transfer and/or vest title to each of the Owners in new discrete facilities and/or equipment comprising the Owner System DSUs such that each Owner receives title to Owner System DSU new facilities and/or equipment that are, as near as possible, equal in value to (*)

Interconnection and Transmission Upgrade Allocation Agreement	Page 92
Big Stone II Power Plant	June 30, 2005

By way of example, the Owners may accomplish this by assigning title to new substations and related new facilities, capacitor banks, and/or segments of transmission lines comprising the Owner System DSUs to individual Owners, or using such other methods or new facilities to which the Owners may agree.
(ii)	Cost Responsibility: Notwithstanding the ratio of ownership interests in new facilities comprising Owner System DSUs set forth in Section 2.05(b)(i) above, each Owner shall be responsible for the cost of all new discrete facilities and/or equipment comprising the Owner System DSUs by applying the cost allocation described in Section 2.06 below.
(c)	Non-Owner System DSUs: Ownership. Ownership of Non-Owner System DSUs shall be as permitted by the tariff applicable to the relevant Transmission Owner.

(d)	Non-Owner System DSUs: Cost Responsibility. Each Owner shall be responsible for the cost of all Non-Owner System DSUs assessed directly to the Project by applying the cost allocation described in Section 2.06 below. Owners shall be entitled to any crediting or reimbursements that may be available pursuant to any applicable tariff in the same proportion as costs for such facilities were allocated to the Owners pursuant to this Section 2.05.

(e)	Operation and Maintenance Costs. Responsibility for operation and maintenance costs for DSUs shall be addressed, if at all, in a separate agreement with the owners of such facility.
     2.06 (*) Cost Allocation for Delivery Service Upgrades. In connection with the request made by the Owners for transmission delivery service to commence upon Commercial Operation of the Plant, certain likely and/or possible DSUs have been identified in the Midwest ISO delivery service study. As further Midwest ISO transmission delivery studies are performed the likely and/or possible DSUs may be supplemented following more definitive determinations of all DSUs. In consideration of the mutual obligations and benefits under this Agreement and as an essential element of their respective participation in the Project, the Owners agree to allocate the costs of the final DSUs identified by the Midwest ISO and agreed to by the Owners in the final interconnection and delivery plan as follows:
(a)	(*)

(b)	The amount of the costs due from each Owner based on (*) under this Section 2.06(b) shall be determined by the E&O Committee utilizing (*).

(c)	In no event shall any Owner be entitled to cost allocations hereunder for DSUs in excess of those necessary to deliver its Ownership Share of Net Energy Generation to its loads.

Interconnection and Transmission Upgrade Allocation Agreement	Page 93
Big Stone II Power Plant	June 30, 2005

     2.07 Alternative Arrangements. If after using their best efforts the Owners are unable to implement one or more of the specific facility ownership and cost allocation structures set forth in Sections 2.02 through 2.06 above, then the Owners shall use their best efforts to implement an alternative structure that is consistent with the goals of Section 2.01 hereof and, to the extent possible, results in the Owners being in the same economic positions as if the relevant Section of this Article II had been implemented; provided, however, that no Owner shall be required to: (i) sell, lease, assign or otherwise dispose of any existing facilities in order to mitigate any shortfall in the value of new facilities; or (ii) transfer or receive any facilities in such a manner that would jeopardize the tax-exempt status of that Owner’s debt. Successful implementation of any alternative structure shall not be a condition to the obligations of the Owners under this Agreement.
     2.08 Establishment and Restoration of Equitable Cost Impacts.
(a)	Establishment of Rate Impacts. As soon as reasonably practicable after the date hereof the Owners shall provide their best estimate, as of the Effective Date, of the impact (the “Baseline Rate Impact”) of the allocation to the specified Owners of the costs of the Common Interconnection Facilities, Common Interconnection Facilities Upgrades, and DSUs pursuant to Sections 2.02 through 2.07 on each such Owner’s annual transmission revenue requirements for all transmission facilities (“ATRR”). The Owners agree to periodically update such estimate as more current and reliable information becomes available, including prior to adoption of any final interconnection or transmission plan by the Owners. After actual construction of the Common Interconnection Facilities, Common Interconnection Facilities Upgrades, and DSUs pursuant to Sections 2.02 and 2.07, the Owners shall cause the E&O Committee to adopt a Final Baseline Rate Impact (the “Final Baseline Rate Impact”).

(b)	Restoration of Equitable Cost Impacts. If any Owner determines that (*) because of deviations from the cost allocation methodology agreed to by the Owners pursuant to this Agreement, and such Owner is without full cost recovery from parties other than the Owners, then such Owner shall promptly notify the other Owners. Any such notice shall be given by the later of Commercial Operation Readiness or the date that the last transmission facility (i.e., the Common Interconnection Facilities, Common Interconnection Facilities Upgrades, and DSUs) is placed in service. Upon receipt of such notice, the Owners, through the E&O Committee, shall use their best efforts to implement a true-up or other restoration mechanism, and/or payment or credit, that would result in (*). For illustration purposes only, and without limitation, the determination of the extent to which an Owner’s (*) shall take into account cost allocations required by MISO, or other Persons with jurisdiction over transmission facilities, that differ from this Agreement.

Interconnection and Transmission Upgrade Allocation Agreement	Page 94
Big Stone II Power Plant	June 30, 2005

2.09 Conditions.
(a)	Conditions. In order that a final interconnection agreement with the Midwest ISO can be finalized in accordance with the Project schedule, each Owner shall in a timely fashion cooperate in the implementation of the provisions set forth in Sections 2.02 through 2.09; provided, however, no Party shall be obligated to implement any such ownership structure contemplated thereunder that would be inconsistent with the following:
(i)	each Owner shall have received all Governmental Approvals necessary to implement such ownership structures;

(ii)	each Owner shall have received any approvals or consents required by any Lender, trustee, bondholder or other Person providing any existing or proposed financing to such Owner;

(iii)	ownership and cost responsibility of the Common Interconnection Facilities, Common Interconnection Facilities Upgrades, and Delivery Service Upgrades shall be in accordance with Sections 2.02 through 2.08 above;

(iv)	the value of the Contributing Owner Facilities is recognized in accordance with Section 2.03;

(v)	implementation of any of the specific ownership structures set forth in Sections 2.03 through 2.08 shall not jeopardize the tax-exempt status of an Owner’s debt;

(vi)	any Owner that is or becomes a transmission owning member of the Midwest ISO shall have all rights under the Midwest ISO Tariff, or if not a transmission owning member of the Midwest ISO then under such other lawful tariff, in effect from time to time to: (A) recover its revenue requirements associated with its ownership of Common Interconnection Facilities, Common Interconnection Facilities Upgrades and DSUs; and/or (B) charge any lawful transmission service rate for service thereon;

(vii)	each Contributing Owner that is a transmission owning member of the Midwest ISO shall modify its transmission facilities controlled by the Midwest ISO under Appendix H of their respective MISO Agreement and adjust its rates for transmission revenue and rate recovery submitted under Attachment O and other provisions of the Midwest ISO Tariff to reflect the implementation of ownership structure for Common Interconnection Facilities pursuant to Section 2.03 (Owners who are not transmission owning members of Midwest ISO shall similarly remove the purchase price received from purchasing Owners from their transmission revenue requirements);

Interconnection and Transmission Upgrade Allocation Agreement	Page 95
Big Stone II Power Plant	June 30, 2005

(viii)	implementation of any of the proposed ownership structure of the Contributing Owner Facilities shall not be inconsistent with the terms of any grandfathered integrated transmission agreements or joint use obligations in effect and in favor of current transmission users with respect to the relevant structure; provided, however, that the Owners shall cooperate and make such revisions with respect to facility ownership restructuring, equalization accounts and facility investment records as required under such grandfathered agreements; and

(ix)	each Owner shall be responsible for its share of losses involved with transmission over the Common Interconnection Facilities and Interconnection Facility Upgrades.
(b)	Waiver. The above conditions are for the benefit of each Owner and any Owner may choose to waive any or all conditions, but only as to itself.
     2.10 Financial Transmission Rights. The proceeds of any financial transmission rights that are allocated to, or received by, an Owner at no cost and as a result of the construction of any Common Interconnection Facilities, Common Interconnection Facilities Upgrades or DSUs shall be distributed to the Owners (*).
     2.11 Repayments and Credits. The Owners agree to share any and all cash repayments and credits received by any Owner from a Transmission Provider for direct assignment costs paid or embedded rate paid for such transmission Delivery Service Upgrades in accordance with this Agreement; such credits shall be calculated and determined on a discounted present value basis in accordance with commonly accepted accounting practices and procedures in a reasonable manner. The Owners shall assign or otherwise transfer any transmission credits, as necessary to effectuate the terms of this Agreement.
     2.12 Implementation of Interconnection Plan by Operator.
(a)	Construction of Common Interconnection Facilities and Common Interconnection Facilities Upgrades. The Owners shall cause the Operator to disburse Project Funds on behalf of the Owners for design, procurement, installation and construction of the Common Interconnection Facilities, the Common Interconnection Facilities Upgrades and the DSUs. The Owners shall also cause the Operator to supervise and oversee the execution of such construction as required by the Interconnection Study.

(b)	Third Party Interconnection Facility Upgrades. It is acknowledged that the Owners shall likewise cause the Operator to request and disburse Project Funds on behalf of the Owners for design, procurement, installation and construction of the Interconnection Facility Upgrades that are owned by third parties and identified in the Interconnection Study. The Owners shall also cause the Operator, on their behalf, to supervise and oversee the construction of any

Interconnection and Transmission Upgrade Allocation Agreement	Page 96
Big Stone II Power Plant	June 30, 2005

additions, modifications or upgrades of Common Interconnection Facilities Upgrades to achieve completion as required by the Interconnection Study.
     2.13 Transmission Service Requests. Each Owner acknowledges it is individually responsible for preparing and making all transmission service arrangements to deliver its entitlement from the Plant to its load. Each Owner that is not subject to the jurisdiction of the FERC under Part II of the Federal Power Act and that may own an undivided tenant-in-common interest in the Common Interconnection Facilities and the Common Interconnection Facilities Upgrades agrees to provide transmission service to the other Owners that is not unduly discriminatory or preferential; provided, however, that no Owner shall be required to provide any service that does not allow it to collect its revenue requirement and appropriate return, and to reliably serve its customers.
ARTICLE III
MISCELLANEOUS
     3.01 Incorporation by Reference. To the extent not inconsistent with the terms of this Agreement, the terms, conditions and agreements of the Participation Agreement are hereby incorporated herein by reference.
     3.02 Captions. All indexes, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to affect the meaning of the content or scope of this Agreement.
     3.02 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument, and may be executed by facsimile signature, which shall be considered as an original.
[The next page is the signature page.]

Interconnection and Transmission Upgrade Allocation Agreement	Page 97
Big Stone II Power Plant	June 30, 2005

     IN WITNESS WHEREOF, the Parties hereto have caused their names to be hereunto subscribed by their officers thereunto duly authorized, intending thereby that this Agreement shall be effective as of the Effective Date.

OWNERS:

CENTRAL MINNESOTA MUNICIPAL POWER AGENCY	GREAT RIVER ENERGY

By	By

Paul Leland	David Saggau
Its President	Its President and Chief Executive Officer

HEARTLAND CONSUMERS POWER DISTRICT	SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY

By	By

Michael McDowell	Raymond A. Hayward
Its General Manager	Its Executive Director and CEO

MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources Group, Inc.	WESTERN MINNESOTA MUNICIPAL POWER AGENCY

By	By

Bruce T. Imsdahl	Donald E. Habicht
Its President and Chief Executive Officer	Its President

OTTER TAIL CORPORATION dba Otter Tail Power Company

By

Charles S. MacFarlane
Its President

Interconnection and Transmission Upgrade Allocation Agreement	Page 98
Big Stone II Power Plant	June 30, 2005

EXHIBIT A
PARTY
CENTRAL MINNESOTA MUNICIPAL POWER AGENCY
459 South Grove Street
Blue Earth, MN 56013
Attn: Donald E. Kom, Executive Director
Telephone: (507) 526-2193
Facsimile: (507) 526-2527
E-mail: donk@utplus.com
GREAT RIVER ENERGY
17845 East Highway 10
Elk River, MN 55330
Attn: David Saggau, President and Chief Executive Officer
Telephone: (763) 241-2286
Facsimile: (763) 241-2366
E-mail: dsaggau@grenergy.com
HEARTLAND CONSUMERS POWER DISTRICT
203 West Center Street
Madison, SD 57042
Attn: Michael McDowell, General Manager
Telephone: (605) 256-6536
Facsimile: (605) 256-2990
E-mail: mmcdow@hcpd.com
MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources, Inc.
400 North Fourth Street
Bismarck, ND 58501
Attn: Andrea L. Stomberg, Vice President – Electric Supply
Telephone: (701) 222-7752
Facsimile: (701) 222-7606
E-mail: andrea.stomberg@mdu.com
OTTER TAIL CORPORATION
dba Otter Tail Power Company
215 South Cascade St.
P.O. Box 496
Fergus Falls, MN 56538-0496
Attn: Charles MacFarlane
Telephone: (218) 739-8353
Facsimile: (218) 739-8218
E-mail: cmacfarlane@otpoc.com

Interconnection and Transmission Upgrade Allocation Agreement	Page 99
Big Stone II Power Plant	June 30, 2005

SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY
500 First Avenue SW
Rochester, MN 55902-3303
Attention: Mr. Peter J. Reinarts, P.E.
Manager – Generation, Operations and Marketing
Telephone: (507) 292-6452
Facsimile: (507) 292-6414
E-mail: pj.reinarts@smmpa.org
and
SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY
500 First Avenue SW
Rochester, MN 55902-3303
Attention: Mr. David P. Geschwind, P.E.
Chief Operating Officer
Telephone: (507) 292-6460
Facsimile: (507) 292-6414
E-mail: dp.geschwind@smmpa.org
WESTERN MINNESOTA MUNICIPAL POWER AGENCY
25 N.W. 2nd Street, Suite 102
Ortonville, MN 56278-1411
Attention: Mr. Don Habicht
Telephone: (320) 839-2549
Facsimile: (320) 839-2540
E-mail: david.fhmab@midconetwork.com
and
MISSOURI RIVER ENERGY SERVICES
3724 West Avera Drive
P.O. Box 88920
Sioux Falls, SD 57109-8920
Attn: Mr. Ray Wahle
Telephone: (605) 338-4042
Facsimile: (605) 978-9360
E-mail: rwahle@mrenergy.com
(*) Confidential information has been omitted and filed separately with the Commission pursuant to Rule 24b-2.